EXECUTION COPY
AMENDMENT AND RESTATEMENT AGREEMENT
Dated as of December 1, 2014
THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”) is made as of December 1, 2014 (the “Restatement Effective Date”) by and among Churchill Downs Incorporated (the “Borrower”), the subsidiaries of the Borrower signatory hereto (the “Guarantors”, and together with the Borrower, the “Loan Parties”, and each individually a “Loan Party”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (the “Agent”) and as collateral agent (the “Collateral Agent”), under that certain Third Amended and Restated Credit Agreement dated as of May 17, 2013 by and among the Borrower, the Lenders party thereto and the Agent (as in effect on the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Restated Credit Agreement (as defined below).
WHEREAS, the Borrower, the Lenders party hereto and the Agent have agreed to (i) add a term credit facility to the Existing Credit Agreement pursuant to Section 8.2 thereof and (ii) amend and restate the Existing Credit Agreement to effect the addition of such term credit facility and the other modifications described herein;
WHEREAS, the parties hereto have agreed to such amendment and restatement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to enter into this Agreement.
1.Amendment and Restatement of the Existing Credit Agreement. (a) Effective on the Restatement Effective Date (as defined below), the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto (the “Restated Credit Agreement”) and the Commitment Schedule and Pricing Schedule to the Existing Credit Facility are hereby amended and restated in the form of the corresponding Commitment Schedule and Pricing Schedule to the Restated Credit Agreement. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement.
(b)All “Commitments” as defined in, and in effect under, the Existing Credit Agreement on the Restatement Effective Date shall continue in effect under the Restated Credit Agreement, and all “Loans” and “Facility LCs” as defined in, and outstanding under, the Existing Credit Agreement on the Restatement Effective Date shall continue to be outstanding under the Restated Credit Agreement, and on and after the Restatement Effective Date the terms of the Restated Credit Agreement will govern the rights and obligations of the Borrower, the Lenders and the Agent with respect thereto.
(c)The amendment and restatement of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of the Loan Parties accrued or otherwise owing under the Existing Credit Agreement that have not been paid, it being understood that such obligations will constitute obligations under the Restated Credit Agreement.
2.Classification of Commitments; Term Lenders. Effective upon the Restatement Effective Date (a) each “Commitment” as defined in, and in effect under, the Existing Credit Agreement shall be a “Revolving Commitment” under the Restated Credit Agreement and (b) each Lender holding a Term Loan Commitment that, on or prior to the requisite time on the date hereof, has executed and delivered to the Agent (or its counsel) a counterpart of this Agreement pursuant to Section 3 of this Agreement agrees to become, and does hereby become, a Term Lender under the Restated Credit Agreement and agrees to be bound by such Restated Credit Agreement as of the Restatement Effective Date.
3.Conditions of Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement pursuant to Section 1 of this Agreement shall be subject to the satisfaction of the following conditions precedent:
(a)    The Agent (or its counsel) shall have received from each of the Borrower, each Guarantor, the Agent, the Required Lenders under the Existing Credit Agreement and each of the Term Lenders (as defined in the Restated Credit Agreement) either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Agent (or its counsel) shall have received the General Reaffirmation and Modification Agreement duly executed by each of the Loan Parties and the Collateral Agent.
(c)    The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Restatement Effective Date) of Stites & Harbison PLLC, counsel for the Loan Parties, covering such other matters relating to the Loan Parties, the Loan Documents or the transactions hereby or thereby as the Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the transactions contemplated hereby and by the Restated Credit Agreement and any other legal matters relating to such Loan Parties, the Loan Documents or the transactions contemplated hereby or thereby, all in form and substance satisfactory to the Agent and its counsel.
(e)    The Agent shall have received a certificate, dated the Restatement Effective Date and signed by the Chief Financial Officer of the Borrower certifying the following: (i) no Material Adverse Effect has occurred since December 31, 2013 or is occurring, and all of the representations and warranties made by or on behalf of any of the Loan Parties relating to the Credit Agreement and/or any of the other Loan Documents remain true, correct and complete and (ii) no Default or Unmatured Default has occurred and is continuing.
(f)    The Agent shall have received (i) for the account of each Lender that executes and delivers its signature page hereto by such time as is requested by the Agent, an amendment fee in an amount previously disclosed to the Lenders, (ii) for account of each Term Lender, an upfront fee in an amount previously disclosed to the Term Lenders, (iii) all other fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable documented out-of-pocket fees and expenses of counsel for the Agent) in connection with this Agreement and as otherwise required to be reimbursed or paid by the Borrower under the Loan Documents and (iv) all accrued and unpaid interest under the Existing Credit Agreement and all accrued and unpaid fees under Sections 2.3.4 and 2.7 of the Existing Credit Agreement. If any LC Disbursements are outstanding as of the Restatement Effective Date, such LC Disbursements shall be repaid, together with any interest accrued thereon.
The Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.
4.Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants as follows:
(a)    This Agreement and the Restated Credit Agreement constitute legal, valid and binding obligations of such Loan Party enforceable against the such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(b)    As of the date hereof and giving effect to the terms of this Agreement, (i) no Default or Unmatured Default has occurred and is continuing and (ii) the representations and warranties of each Loan Party set forth in Article V of the Restated Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date.
5.No Novation. This Agreement shall not extinguish the Loans, Advances, Facility LCs or other obligations outstanding under the Existing Credit Agreement. This Agreement shall be a Loan Document for all purposes.
6.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE COMMONWEALTH OF KENTUCKY, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
7.Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
8.Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

CHURCHILL DOWNS INCORPORATED,
as the Borrower
By     _________________________________
Name:
Title:
CHURCHILL DOWNS MANAGEMENT COMPANY, LLC, as a Guarantor

By     _________________________________
Name:
Title:

CHURCHILL DOWNS INVESTMENT COMPANY, as a Guarantor

By     _________________________________                    Name:
Title:

CALDER RACE COURSE, INC., as a Guarantor

By     _________________________________                    Name:
Title:

TROPICAL PARK, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

ARLINGTON PARK RACECOURSE, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

ARLINGTON OTB CORP., as a Guarantor

By     _________________________________                    Name:
Title:

QUAD CITY DOWNS, INC., as a Guarantor

By     _________________________________                    Name:
Title:

CHURCHILL DOWNS LOUISIANA HORSERACING COMPANY, L.L.C., as a Guarantor

By     _________________________________                    Name:
Title:

CHURCHILL DOWNS LOUISIANA VIDEO POKER COMPANY, L.L.C., as a Guarantor

By     _________________________________                    Name:
Title:

VIDEO SERVICES, L.L.C., as a Guarantor

By     _________________________________                    Name:
Title:

CHURCHILL DOWNS TECHNOLOGY INITIATIVES COMPANY, as a Guarantor

By     _________________________________                    Name:
Title:

HCRH, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

SW GAMING LLC, as a Guarantor

By     _________________________________                    Name:
Title:

UNITED TOTE COMPANY, as a Guarantor

By     _________________________________                    Name:
Title:

YOUBET.COM, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

MAGNOLIA HILL, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

CHURCHILL DOWNS RACETRACK, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

CDTC LLC, as a Guarantor

By     _________________________________                    Name:
Title:

MVGR, LLC, as a Guarantor

By     _________________________________                    Name:
Title:

BB DEVELOPMENT LLC, as a Guarantor

By     _________________________________                    Name:
Title:

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Agent
By _________________________
Name:
Title:

Name of Lender:

By _________________________________
Name:
Title:

For any Lender requiring a second signature line:

By _________________________________
Name:
Title:

EXHIBIT A

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF MAY 17, 2013,
as amended and restated as of December 1, 2014

AMONG

CHURCHILL DOWNS INCORPORATED,

THE LENDERS,

THE GUARANTORS,

AND

JPMORGAN CHASE BANK, N.A.
AS AGENT AND COLLATERAL AGENT

WITH

PNC BANK, NATIONAL ASSOCIATION
AS SYNDICATION AGENT

AND

FIFTH THIRD BANK, U.S. BANK NATIONAL ASSOCIATION AND WELLS FARGO BANK, NATIONAL ASSOCIATION
AS DOCUMENTATION AGENTS

_______________________________________________________________

J.P. MORGAN SECURITIES LLC AND PNC CAPITAL MARKETS LLC
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS
IN RESPECT OF THE REVOLVING CREDIT FACILITY

J.P. MORGAN SECURITIES LLC, PNC CAPITAL MARKETS LLC AND
U.S. BANK NATIONAL ASSOCIATION
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS
IN RESPECT OF THE TERM LOAN FACILITY

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1	Certain Defined Terms 1

1.2	Amendment and Restatement of Previous Credit Agreement 24

ARTICLE II THE CREDITS	25

2.1	Commitments 25

2.2	Swing Line Loans 25

2.2.1	Amount of Swing Line Loans 25

2.2.2	Borrowing Notice 26

2.2.3	Making of Swing Line Loans 26

2.2.4	Repayment of Swing Line Loans 26

2.2.5	Working Cash Sweep Rider 27

2.3	Letter of Credit Subfacility 27

2.3.1	Issuance 27

2.3.2	Participations 27

2.3.3	Notice 28

2.3.4	LC Fees 28

2.3.5	Administration; Reimbursement by Revolving Lenders 29

2.3.6	Reimbursement by Borrower 29

2.3.7	Obligations Absolute 30

2.3.8	Actions of LC Issuer 30

2.3.9	Indemnification 31

2.3.10	Revolving Lenders’ Indemnification 31

2.3.11	Facility LC Collateral Account 31

2.3.12	Rights as a Revolving Lender 31

2.3.13	Replacement of an LC Issuer 32

2.3.14	LC Issuer Agreements 32

2.4	Required Payments; Termination 32

2.5	Ratable Loans 33

2.6	Types and Number of Eurodollar Advances 33

2.7	Commitment Fee; Reductions in Revolving Commitments 33

2.8	Minimum Amount of Each Advance 33

2.9	Optional Principal Payments 33

2.10	Method of Selecting Types and Interest Periods for New Advances 34

2.11	Conversion and Continuation of Outstanding Advances 34

2.12	Changes in Interest Rate, etc 35

2.13	Rates Applicable After Default 35

2.14	Method of Payment 35

2.15	Noteless Agreement; Evidence of Indebtedness 35

2.16	Telephonic Notices 36

2.17	Interest Payment Dates; Interest and Fee Basis 36

2.18	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions 37

2.19	Lending Installations 37

2.20	Non‑Receipt of Funds by the Agent 37

2.21	Replacement of Lender 37

2.22	Expansion Option 38

2.22.1	Amount of Increase 38

2.22.2	Eligibility 38

2.22.3	Notice 38

2.22.4	Minimum Amount 38

2.22.5	Implementation of Increase 38

2.22.6	Incremental Term Loan Amendment 40

2.23	Defaulting Lenders 40

ARTICLE III YIELD PROTECTION; TAXES	41

3.1	Yield Protection 42

3.2	Changes in Capital Adequacy Regulations 42

3.3	Availability of Types of Advances 43

3.4	Funding Indemnification 43

3.5	Taxes 43

(b) Without limiting the generality of the foregoing,	45

3.6	Lender Statements; Survival of Indemnity 47

ARTICLE IV CONDITIONS PRECEDENT	47

4.1	Restatement Effective Date 47

4.2	Each Credit Extension 47

ARTICLE V REPRESENTATIONS AND WARRANTIES	48

5.1	Existence and Standing 48

5.2	Authorization and Validity 48

5.3	No Conflict; Government Consent 48

5.4	Financial Statements 48

5.5	Material Adverse Change 49

5.6	Taxes 49

5.7	Litigation and Contingent Obligations 49

5.8	Subsidiaries 49

5.9	ERISA 49

5.10	Accuracy of Information 49

5.11	Regulation U 49

5.12	Material Agreements 50

5.13	Compliance With Laws 50

5.14	Ownership of Properties 50

5.15	Plan Assets; Prohibited Transactions 50

5.16	Environmental Matters 50

5.17	Investment Company Act 51

5.18	[Intentionally Omitted] 51

5.19	Post‑Retirement Benefits 51

5.20	Insurance 51

5.21	Solvency 51

5.22	Intellectual Property 51

5.23	Properties 51

5.24	Operating Locations 51

5.25	Certain Licenses 51

5.26	Predecessor Entities of the Loan Parties 52

5.27	Anti-Corruption Laws and Sanctions 52

ARTICLE VI COVENANTS	52

6.1	Financial Reporting 52

6.2	Use of Proceeds 54

6.3	Notice of Default 54

6.4	Conduct of Business 54

6.5	Taxes 54

6.6	Insurance 54

6.7	Compliance with Laws 55

6.8	Maintenance of Properties 55

6.9	Inspection 55

6.10	Indebtedness 55

6.11	Merger 56

6.12	Sale of Assets 56

6.13	Investments and Acquisitions 57

6.14	Subsidiaries 60

6.15	Certain Transactions 60

6.16	Liens 61

6.17	Intentionally Omitted 62

6.18	Intentionally Omitted 62

6.19	Affiliates 62

6.20	No Prepayment of Material Subordinated Indebtedness 62

6.21	Recordation of Calder Mortgage 63

6.22	Financial Contracts 63

6.23	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities 63

6.24	Financial Covenants 63

6.24.1	Interest Coverage Ratio 63

6.24.2	Total Leverage Ratio 63

6.24.3	Senior Secured Leverage Ratio 64

6.24.4	Minimum Adjusted EBITDA 64

6.25	Loan Parties shall enter into Collateral Documents 64

6.26	Maintenance of Patents, Trademarks, Etc 64

6.27	Plans and Benefit Arrangements 64

6.28	Compliance with Laws 64

6.29	Further Assurances 64

6.30	Subordination of Intercompany Loans 65

6.31	Plans and Benefit Arrangements 65

6.32	Issuance of Stock 65

6.33	Changes in Organizational Documents 66

6.34	Contingent Obligations 66

6.35	Other Agreements 66

6.36	Preservation of Existence 66

6.37	Restricted Payments 66

ARTICLE VII DEFAULTS	67

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	69

8.1	Acceleration; Facility LC Collateral Account 69

8.2	Amendments 70

8.3	Preservation of Rights 71

ARTICLE IX GENERAL PROVISIONS	71

9.1	Survival of Representations 71

9.2	Governmental Regulation 71

9.3	Headings 71

9.4	Entire Agreement 71

9.5	Several Obligations; Benefits of this Agreement 71

9.6	Expenses; Indemnification 72

9.7	Numbers of Documents 73

9.8	Accounting 73

9.9	Severability of Provisions 73

9.10	Nonliability of Lenders 74

9.11	Confidentiality 74

9.12	Nonreliance 74

9.13	Disclosure 74

9.14	Joinder of Guarantors 74

9.15	Business Days 75

9.16	No Course of Dealing 75

9.17	Waivers by the Borrower 75

9.18	Incorporation by Reference 75

9.19	Appointment for Perfection 75

9.20	Interest Rate Limitation 76

9.21	No Advisory or Fiduciary Responsibility 76

9.22	USA Patriot Act Notification. 76

ARTICLE X THE AGENT	77

10.1	Appointment; Nature of Relationship 77

10.2	Powers 77

10.3	General Immunity 77

10.4	No Responsibility for Loans, Recitals, etc 77

10.5	Action on Instructions of Lenders 78

10.6	Employment of Agents and Counsel 78

10.7	Reliance on Documents; Counsel 78

10.8	Agent’s Reimbursement and Indemnification 78

10.9	Notice of Default 78

10.10	Rights as a Lender 79

10.11	Lender Credit Decision 79

10.12	Successor Agent 79

10.13	Agent and Arranger Fees 80

10.14	Delegation to Affiliates 80

10.15	Execution of Collateral Documents 80

10.16	Collateral Releases 80

10.17	Co-Agents, Documentation Agents, Syndication Agent, etc 80

ARTICLE XI SETOFF; RATABLE PAYMENTS	80

11.1	Setoff 80

11.2	Ratable Payments 80

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	81

12.1	Successors and Assigns 81

12.2	Participations 81

12.2.1	Permitted Participants; Effect 81

12.2.2	Voting Rights 82

12.2.3	Benefit of Certain Provisions 82

12.3	Assignments 82

12.3.1	Permitted Assignments 82

12.3.2	Consents 83

12.3.3	Effect; Effective Date 83

12.3.4	Register 83

12.4	Dissemination of Information 83

12.5	Tax Treatment 84

ARTICLE XIII NOTICES	84

13.1	Notices 84

13.2	Change of Address 85

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS	85

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	85

15.1	CHOICE OF LAW 85

15.2	CONSENT TO JURISDICTION 86

15.3	WAIVER OF JURY TRIAL 86

Commitment Schedule
Pricing Schedule
Exhibit A    Borrower’s Counsel Opinion Requirements
Exhibit B    Compliance Certificate
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Intentionally Omitted
Exhibit E    Form of Note
Exhibit F    Form of Notice of Acquisition
Exhibit G    Intentionally Omitted

Exhibit H	Form of Intercompany Subordination Agreement
Exhibit I    Forms of Mortgages and Deeds of Trust
Exhibit J    Form of Negative Pledge Agreement
Exhibit K    Form of Third Amended and Restated Pledge and Security Agreement
Exhibit L    Form of Lender Joinder
Exhibit M    Intentionally Omitted
Exhibit N    Form of Guarantor Joinder
Exhibit O    Intentionally Omitted
Exhibit P    Form of Certificate of Chief Financial Officer
Exhibit Q    Form of Reimbursement Agreement
Exhibit R    Form of Borrowing Notice
Exhibit S    Form of Notice of Continuation / Conversion
Schedule 1    Subsidiaries and other Investments
Schedule 2    Indebtedness and Liens
Schedule 3    Less Than 100% Subsidiaries
Schedule 4.1(i)(p)    Jurisdiction for Personal Property Searches
Schedule 4.1(i)(q)    Certain Required Third Party Consents
Schedule 5.22        Intellectual Property
Schedule 5.23        Real Property

Schedule 5.24        Operating Locations
Schedule 5.25        Licenses
Schedule 5.26        Predecessor Entities
Schedule 6(a)        Louisiana Mortgages
Schedule 6.22        Existing Rate Management Transactions

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amended and Restated Credit Agreement, dated as of May 17, 2013, as amended and restated as of December 1, 2014, is among CHURCHILL DOWNS INCORPORATED, the GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., a national banking association, as AGENT and as COLLATERAL AGENT to amend and restate the Previous Credit Agreement, which is hereby amended and restated in its entirety.

WHEREAS, the Borrower has requested, and the Agent, the Required Lenders and the Term Lenders have agreed, to amend and restate the Previous Credit Agreement pursuant to the Amendment and Restatement Agreement;
WHEREAS, the Borrower, the Lenders party to the Amendment and Restatement Agreement and the Agent have agreed to enter into the Amendment and Restatement Agreement in order to amend and restate the Previous Credit Agreement in its entirety and provide a term loan facility hereunder as permitted under Section 8.2; and
WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation and that, from and after the Restatement Effective Date, the Previous Credit Agreement shall be amended and restated hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Credit Agreement” or words of like import shall mean and be a reference to the Previous Credit Agreement as amended and restated hereby (and any section references to the Previous Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed);
NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lenders and the Agent, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any other Loan Party (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted EBITDA” of any Person for any period means the EBITDA for that Person for that period adjusted as set forth in the following sentence. For the purposes of calculating Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) solely in respect of determining the Total Leverage Ratio and the Senior Secured Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA of such Person for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Person for such Reference Period shall be calculated (a) after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (b) without giving effect to any material impairment charges made by the Person that is the target in any such Material Acquisition during such Reference Period. As used in this definition, “Material Acquisition” means any Acquisition that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii)

all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $50,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Class, Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Advance Wagering Deposits” means refundable deposits and amounts held by a Loan Party for the benefit of persons who made such deposits for the purpose of future wagering or gaming (including Internet Gaming), ownership of which deposits and amounts is vested in such persons.

“Affected Lender” has the meaning given it in Section 2.21.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMorgan in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders at such time.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate in effect for such date, (b) the sum of the Federal Funds Effective Rate in effect for such day plus 1/2% per annum and (c) the sum of (i) the quotient of (x) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to such one month Interest Period, plus (ii) 1% per annum; provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. (London time) on such day, subject to the interest rate floors set forth in the definition of Eurodollar Base Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement, dated as of December 1, 2014, among the Borrower, the other Loan Parties, the Lenders party thereto and the Agent.

“Amendment No. 2 Effective Date” means November 12, 2014.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which the Commitment Fee is accruing on the unused portion of the aggregate Revolving Commitments at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means collectively, (i) J.P. Morgan Securities LLC, and its successors, and PNC Capital Markets LLC, and its successors, in their capacity as Joint Lead Arrangers and Joint Book Runners for the Revolving Credit Facility and (ii) J.P. Morgan Securities LLC, and its successors, PNC Capital Markets LLC, and its successors, and U.S. Bank National Association, and its successors, in their capacity as Joint Lead Arrangers and Joint Book Runners for the Term Loan Facility.

“Assignment of Patents, Trademarks and Copyrights” shall mean the Assignment of Patents, Trademarks and Copyrights from time to time executed by the Loan Parties in favor of the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the chief executive officer, chief financial officer, any executive vice president, any senior vice president, the treasurer, and any other officer designated as such by the board of directors of the Borrower, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders at such time.

“Banking Services” means the Working Cash Sweep Rider and each and any of the following bank services provided to the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any of its Subsidiaries to the Lenders and their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the Controlled Group.

“Borrower” means Churchill Downs Incorporated, a Kentucky corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.10, and shall be in a form satisfactory to the Agent, generally in the form of Exhibit R.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Louisville and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Louisville for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“CDMC” shall mean Churchill Downs Management Company, LLC, a Kentucky limited liability company, and wholly owned subsidiary of the Borrower.

“Calder” means Calder Race Course, Inc., a Florida corporation.
“Calder Financing Statements” is defined in Section 6.21.
“Calder Mortgage” means the Mortgage executed by Calder in favor of the Collateral Agent with respect to the Real Property owned by Calder. Calder executed the Calder Mortgage and delivered such Calder Mortgage to the Agent on the 2003 Closing Date in a form sufficient for recordation and the Agent may hereafter record such Mortgage at any time pursuant to Section 6.21.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) (a) having capital and surplus in excess of $100,000,000, (b) a certificate of deposit issued by Louisville Community Development Bank in an amount not to exceed $125,000 and (c) other certificates of deposit with other financial institutions for the purpose of securing amounts due to various other Persons in an aggregate amount not to exceed $5,000,000 at any one time; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Agent, prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Agent.

“Change in Control” means the occurrence of any of the following: Any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing Date) or related Persons constituting a group (as such term is used in Rule 13d‑5 under the Exchange Act), other than a group including, and under the general supervision of, the Excluded Group: (i) become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock or membership or other equity interests of the Borrower, or (ii) acquire after the date of the Closing Date (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, through beneficial ownership of the capital stock of the Borrower or otherwise, or (y) all or substantially all of the properties and assets of the Borrower.

“Change in Circumstances” has the meaning given it in Section 3.2.

“Change in Law” has the meaning given it in Section 3.1.

“Class”, (i) when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Term Loans or Swing Line Loans and (ii) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.

“Closing Date” means May 17, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means and includes, collectively but without limitation, all property and assets in which the Loan Parties grant (or are required to grant pursuant to the terms hereof) the Collateral Agent for the benefit of the Lenders an interest as collateral or other security for all or any of the Secured Obligations, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention, contract, lease or consignment agreement intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise and is intended to and shall include all real and personal property, tangible and intangible, of the Loan Parties; provided, however, the term Collateral shall not include (i) the Horseman’s Account, (ii) Advance Wagering Deposits, (iii) the bond issued under the Master Plan Bond Transaction and payments owed by one Loan Party to another Loan Party in connection with the Master Plan Bond Transaction, (iv) ownership interests of any Loan Party in any (a) Excluded Subsidiary, (b) any Excluded Entity, and (c) those Persons listed on Schedule 3 hereto in which, as of the Closing Date, a Loan Party directly or indirectly owns less than 100% of the outstanding interest of such Person and in which the organizational agreements governing such Person prohibit the applicable Loan Party from granting a security interest in such ownership interest, and (v) any chattel paper, contract rights or other general intangibles which are now held or hereafter acquired by any Loan Party to the extent that such chattel paper, contract rights or other general intangibles (including, but not limited to, licenses) are not assignable or capable of being encumbered (a) as a matter of law or (b) under the terms of any agreement applicable thereto (but solely to the extent that any such restriction is enforceable and not ineffective under applicable law) without the consent of the other party to such agreement where such consent has not been obtained after the applicable Loan Party has made a reasonably diligent effort satisfactory to the Agent to obtain such consent.

“Collateral Agent” means JPMorgan in its capacity as contractual representative of the Lenders as Collateral Agent hereunder, and not in its individual capacity as a Lender.

“Collateral Documents” means, collectively, all of the instruments, documents and agreements executed in connection with this Agreement, the Previous Credit Agreement, the 2009 Credit Agreement, the 2005 Credit Agreement or the 2003 Credit Agreement by which any Person grants a security interest in Collateral, including without limitation, those documents referenced in Section 6.25 of this Agreement, which in turn includes without limitation, the Pledge and Security Agreement, the Mortgages, the Mortgage Instruments, the Negative Pledge Agreement, the Assignment of Patents, Trademarks and Copyrights, the Intercompany Subordination Agreement, the 2004B Collateral Documents, and all other documents or instruments executed as security for the Secured Obligations from time to time, including, without limitation, those entered into pursuant to Section 6.29 of this Agreement.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.

“Commitment Fee” is defined in Section 2.7.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitments as of the Restatement Effective Date attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 13.1(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” for any Reference Period (as defined in the definition of “Adjusted EBITDA”) means the consolidated Adjusted EBITDA of all of the Loan Parties for that period, consolidated in accordance with Agreement Accounting Principles. The EBITDA of the Excluded Subsidiaries shall not be included in Consolidated Adjusted EBITDA.

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time; provided that, notwithstanding the foregoing, and solely for purposes of calculating the Senior Secured Leverage Ratio and the Total Leverage Ratio, Consolidated Funded Indebtedness shall include any obligations representing the deferred purchase price (other than any earn-out obligations) payable in connection with the acquisition by the Borrower of Big Fish Games, Inc. and its Subsidiaries.

“Consolidated Indebtedness” means at any time the Indebtedness of the Loan Parties calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles. The Indebtedness of MVGR described in Schedule 2 and any Excluded Subsidiary shall not be included in Consolidated Indebtedness.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles. The interest expense paid by an Excluded Subsidiary shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of all of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles; provided that there shall be excluded any income (or loss) of any Excluded Entity, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually received by a Loan Party in the relevant period from such Excluded Entity. Except to the extent set forth in the immediately preceding sentence, the net income (or loss) of any Excluded Subsidiary shall not be included in Consolidated Net Income.

“Consolidated Net Worth” means as of any date of determination total shareholders’ equity of all of the Loan Parties as of such date determined and consolidated in accordance with Agreement Accounting Principles. The total shareholders’ equity of any Excluded Subsidiary shall not be included in Consolidated Net Worth.

“Consolidated Senior Secured Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Funded Indebtedness (including, without limitation, the Secured Obligations) that is secured by a Lien on any assets of the Borrower or any Subsidiary.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any guaranty, comfort letter, operating agreement, take‑or‑pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.11, and shall be in a form satisfactory to the Agent, generally in the form of Exhibit S.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Current Fields of Enterprise” means those fields of enterprise that each Loan Party is engaged in as of the Closing Date, and activities related thereto, including, but not limited to the acquisition of Persons that provide wagering platforms and Internet Gaming, the acquisition of entertainment event Persons and the improvement of existing facilities to allow expanded entertainment venues and such other fields of enterprise as are similar or reasonably related to the foregoing (or ancillary or complementary thereto), which, in each case, is conducted in full compliance with applicable law.

“Default” means one or more of the events described in Article VII.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans (unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied) or participations in Facility LCs or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, any LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a Bankruptcy Event.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“EBITDA” for any Person for any period of determination means that Person’s Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) the one-time contribution by the Borrower of up to $10,000,000 to the Churchill Downs Foundation, (vii) non-cash expenses related to stock-based compensation, (viii) non-cash losses, charges or expenses (including (a) non-cash losses on discontinued operations and asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off including, without limitation, those related to intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to Agreement Accounting Principles, (c) all non-cash losses from investments recorded using the equity method, and (d) other non-cash charges including, without limitation, the amortization of up-front bonuses) (excluding any such non-cash losses, charges or expenses to the extent that such loss, charge or expense represents an accrual of, or reserve for, a future cash loss, charge or expense), (ix) Pre-Opening Expenses in an aggregate amount not to exceed $10,000,000 for each capital project giving rise to such Pre-Opening Expenses during such period and (x)(a) the net amount, if any, by which the consolidated deferred revenues of such Person and its Subsidiaries increased in accordance with Agreement

Accounting Principles during such period (provided, that this clause (a) shall only be applicable to 75% of the deferred revenues attributable to Big Fish Games, Inc. and its Subsidiaries) and (b) write-off of non-cash deferred revenue in connection with purchase accounting applied in respect of any Permitted Acquisition or any other acquisition (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such Permitted Acquisition or other acquisition); minus, to the extent included in Consolidated Net Income, (1) that Person’s extraordinary gains realized other than in the ordinary course of business for such period, (2) any cash payments made during such period in respect of items described in clauses (vii) and (viii) above subsequent to the fiscal quarter in which the relevant non-cash expenses were incurred, all determined in accordance with Agreement Accounting Principles and (3) the net amount, if any, by which the consolidated deferred revenues of such Person and its Subsidiaries decreased in accordance with Agreement Accounting Principles during such period (provided, that this clause (3) shall only be applicable to 75% of the deferred revenues attributable to Big Fish Games, Inc. and its Subsidiaries).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Period” is defined in Section 6.24.2.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and any LC Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all applicable federal, provincial, state and local laws, rules, regulations, reported and publicly available orders, reported judicial determinations, and reported and publicly available decisions of an executive body or any governmental or quasi‑governmental entity, whether in the past, the present or the future, pertaining to health and/or the environment in effect in any and all jurisdictions in which the Borrowers are at any time leasing equipment pursuant to a lease or otherwise doing business. The Environmental Laws shall include, but shall not be limited to, the following: (1) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq.; the Superfund Amendments and Reauthorization Act, Public Law 99‑499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Safe Drinking Water Act, 42 U.S.C. Sections 300F, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251; et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; and the regulations promulgated in connection therewith; and (2) Environmental Protection Agency regulations pertaining to asbestos (including 40 C.F.R. Part 61, Subpart M); Occupational Safety and Health Administration regulations pertaining to asbes-tos (including 29 C.F.R. Sections 1910.1001 and 1926.58); and any state, province and local laws and regulations pertaining to Hazardous Materials and/or asbestos.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Base Rate” shall be subject to Section 3.3.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Entities” means any corporation, partnership, limited liability company or other Person in which the Loan Parties hold an ownership interest, either directly or indirectly, and which is not a Loan Party.
“Excluded Group” means and includes Duchossois Industries, Inc. and its Affiliates.
“Excluded Subsidiaries” means any Excluded Entity which is a Subsidiary of any of the Loan Parties. The Excluded Subsidiaries on the Closing Date are: Tracknet, LLC, Bluff Holdings Georgia, Inc., Bluff Holdings Company, LLC, Velocity Wagering HC, LLC, Velocity Wagering Ltd., CD HRTV HC, LLC and United Tote Company Canada.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) Taxes imposed on its overall net income, and franchise and branch profits Taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located or (c) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (b) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Lending Installation, (iii) Taxes attributable to such recipient’s failure to comply with Section 3.5(v) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to the Previous Credit Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.3.1.

“Facility LC Application” is defined in Section 2.3.3.

“Facility LC Collateral Account” is defined in Section 2.3.11.

“Facility Termination Date” means the Revolving Facility Termination Date or the Term Loan Facility Termination Date, as applicable.

“Fair Grounds Assignment and Subordination of Lease and Management Agreement” shall mean the Assignment and Subordination of Lease and Management Agreement, dated as of October 14, 2004, between Churchill Downs Louisiana Horseracing Company, L.L.C., as Landlord, and Fair Grounds Corporation, as Tenant.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Louisville time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and/or (ii) any Rate Management Transaction.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower or its Domestic Subsidiaries (other than a Domestic Subsidiary which is an Excluded Subsidiary or which is owned by a Foreign Subsidiary) directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Foreign Lender” means a Lender that is not a U.S. Person for U.S. federal income tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Guarantor Joinder” is defined in Section 9.14.

“Guarantors” means, subject to Section 6.12(iii) collectively, Churchill Downs Management Company, LLC, Churchill Downs Investment Company , Calder Race Course, Inc., Tropical Park, LLC., Arlington Park Racecourse, LLC, Arlington OTB Corp., Quad City Downs, Inc., Churchill Downs Louisiana Horseracing Company, L.L.C., Churchill Downs Louisiana Video Poker Company, L.L.C., Video Services, L.L.C., Churchill Downs Technology Initiatives Company, HCRH, LLC, SW Gaming LLC, United Tote Company, Youbet.com, LLC, Magnolia Hill, LLC, Churchill Downs Racetrack, LLC, CDTC LLC, MVGR, any Person who becomes a Guarantor under Section 9.14, and the successors and assigns of any of them, and “Guarantor” means any one or more of these.

“Guaranty” means that certain Third Amended and Restated Guaranty dated as of the Closing Date, executed by the Guarantors in favor of the Collateral Agent, entered into pursuant to this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Hazardous Materials” means any substance, chemical, wastes (medical or otherwise), or con-taminants, including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), paint containing lead, gasoline or other petroleum products, radioactive material, urea formaldehyde foam insulation, and discharges of sewage or effluent that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a designated or prohibited substance, in any federal, state, provincial, municipal or local law, by-law, code having the force of law, or ordinance, including, without limitation, the applicable Environmental Laws, now existing or hereafter in effect, and all rules having the force of law and regulations promulgated thereunder.

“Horseman’s Account” means refundable deposits and amounts held by a Loan Party for the benefit of horsemen, ownership of which deposits and amounts is vested in such horsemen.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Incremental Term Loan” is defined in Section 2.22.

“Incremental Term Loan Amendment” is defined in Section 2.22.

“Indebtedness” of a Person means (without duplication) such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) LC Obligations, (viii) aggregate undrawn stated amount under Letters of Credit that are not Facility LCs, plus the aggregate amount of all reimbursement obligations in connection therewith, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, but the term “Indebtedness” does not include trade payables and accrued expenses, deferred revenue related to the annual running of the Kentucky Derby, deferred revenue from the leasing or licensing of PSLs, and obligations under outstanding pari-mutuel tickets that are payable with respect to races run not more than one year prior to the date of determination which were incurred in the ordinary course of business, which are not represented by a promissory note or other evidence of indebtedness and (other than pari-mutuel tickets) which are not more than thirty (30) days past due, all determined in accordance with Agreement Accounting Principles.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnity Agreement” shall mean the Environmental Indemnity Agreement, dated as of the 2003 Closing Date, among the Agent, the Borrower and the Guarantors party thereto.

“Ineligible Institution” means (a) a natural person, (b) the Borrower or any Subsidiary or Affiliate of the Borrower, (c) a Defaulting Lender or its Lender Parent or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Intercompany Subordination Agreement” shall mean a subordination agreement among the Loan Parties in the form attached hereto as Exhibit H.

“Interest Coverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each instance computed as provided in Section 6.24.1 and in accordance with Agreement Accounting Principles.
“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six (or, with the consent of each Lender, twelve) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six (or, with the consent of each Lender, twelve) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or, with the consent of each Lender, twelfth succeeding month), such Interest Period shall end on the last Business Day of such next, third or sixth (or, with the consent of each Lender, twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Internet Gaming” means wagering platforms conducted primarily through the use of the internet.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Jazz Fest Subordination Agreement and Estoppel” shall mean the Subordination, Non-Disturbance and Attornment Agreement dated October 13, 2004, between The New Orleans Jazz and Heritage Foundation, Inc., as Tenant, and the Collateral Agent as mortgagee under the Mortgage defined therein, together with the Estoppel Certificate by The New Orleans Jazz and Heritage Foundation, Inc. in favor of the Agent and the Collateral Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Disbursement” means a payment made by a LC Issuer pursuant to a Facility LC.

“LC Exposure” means, at any time, the aggregate principal amount of all LC Obligations at such time. The LC Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Fee” is defined in Section 2.3.4.

“LC Issuer” means each of PNC Bank and JPMorgan (or any Subsidiary or Affiliate of either such Person designated by such Person) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time (including without limitation increases, if any, in the stated amount provided in any Facility LC, whether or not the time for such increase has occurred) plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.3.5.

“LC Reimbursement Agreement” is defined in Section 2.3.3.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the lending institutions listed on Commitment Schedule and their respective successors and assigns, together with any lending institution that becomes a Lender under Section 12.3. Unless otherwise specified, the term “Lenders” includes PNC Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or Affiliate of such Lender or the Agent listed in the Administrative Questionnaire delivered to the Agent by such entity or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.19.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, security interest, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the LC Reimbursement Agreement, any Notes issued pursuant to Section 2.15, the Collateral Documents, the Guaranty, the Amendment and Restatement Agreement and all other documents (excluding the Working Cash Sweep Rider) and/or instruments executed and delivered pursuant to and/or in connection with the 2003 Credit Agreement, the 2005 Credit Agreement, the 2009 Credit Agreement, the Previous Credit Agreement or this Agreement.

“Loan Parties” means the Borrower and the Guarantors from time to time.

“Louisiana Mortgages” means the Mortgages, Assignments of Rents and Security Agreements and the Leasehold Mortgages, Assignments of Rents and Security Agreements and Deeds of Trust encumbering the Loan Parties’ fee or leasehold interest in those properties listed on 6(a) of the 2004B Amendment and delivered by each of the applicable Loan Parties with respect to each of the parcels of real property listed on Schedule 6(a) to the Collateral Agent for the benefit of the Lenders, as they may be amended and/or supplemented from time to time.

“Majority in Interest” means, at any time (i) in the case of the Revolving Lenders, Lenders having Outstanding Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Outstanding Revolving Credit Exposures and the aggregate unused Revolving Commitments at such time and (ii) in the case of the Term Lenders, Lenders having outstanding Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the aggregate outstanding principal amount of Term Loans and the aggregate unused Term Loan Commitments at such time. Notwithstanding anything in this Agreement to the contrary, no amendment or other agreement entered into pursuant to Section 8.2 shall change the percentage with respect to any Class of Lenders in this definition of “Majority in Interest” without the consent of each Lender directly affected thereby.

“Master Plan Bond Transaction” means the transaction through which the City of Louisville, Kentucky (n/k/a Louisville/Jefferson County Metro Government) Taxable Industrial Building Revenue Bond, Series 2002 (Churchill Downs Incorporated Project) was issued.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects, of the Loan Parties taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuers, the Collateral Agent or the Lenders thereunder.

“Material Disposition” has the meaning set forth in the definition of Adjusted EBITDA.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $30,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.3.1.

“Money Service Business Laws” means all applicable federal, provincial, state and local laws, rules, regulations, reported and publicly available orders, reported judicial determinations, and reported and publicly available decisions of an executive body or any governmental or quasi‑governmental entity, whether in the past, the present or the future, pertaining to any Money Service Business Provider in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries are at any time doing business.

“Money Service Business Provider” means a Person that provides any of the following services: (1) currency dealer or exchanger, (2) check casher, (3) issuer of traveler’s checks, money orders or open stored value cards, (4) seller or redeemer of traveler’s checks, money orders, or open stored value cards or (5) money transmitter.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgages” shall mean the Mortgages and Deeds of Trust in substantially the form of collective Exhibit I previously executed and delivered by each of the applicable Loan Parties with respect to each of the parcels of Real Property Collateral to the Collateral Agent for the benefit of the Lenders. The Calder Mortgage with respect to the Real Property in Florida was not recorded on the 2003 Closing Date, but the Agent may cause the Collateral Agent to record the Calder Mortgage at any time pursuant to Section 6.21.

“Mortgage Instruments” means such title reports, ALTA title insurance policy (with endorsements), evidence of zoning compliance, property insurance, opinions of counsel, ALTA surveys, appraisals, flood certifications and flood insurance (and, if applicable, FEMA form acknowledgements of insurance), environmental assessments and reports and mortgage tax affidavits and declarations as are requested by, and in form and substance reasonably acceptable to, the Agent from time to time.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“MVGR” means MVGR, LLC, a Delaware limited liability company.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement in substantially the form of Exhibit J executed and delivered by Calder and all the Loan Parties in favor of the Agent with respect to all interest of the Loan Parties in any Property of Calder, including without limitation any Property subject to the Calder Mortgage and/or any Calder Financing Statements.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“Note” is defined in Section 2.15(iv).

“Notice of Acquisition” is defined in Section 6.13(iii)(d).

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the Loans, all obligations, contingent or otherwise, under and/or in connection with any Notes and/or to or for the benefit of any Lender and/or any LC Issuer under and/or in connection with the other Loan Documents, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Borrower to the Lenders or to any Lender, the Agent, the Collateral Agent for the benefit of any Lender or any LC Issuer, any LC Issuer or any indemnified party arising under the Loan Documents, whether they exist on the Restatement Effective Date, the Previous Credit Agreement, the 2009 Credit Agreement, the 2005 Credit Agreement or the 2003 Credit Agreement, or arise or are created or acquired after the Restatement Effective Date, the Previous Credit Agreement, the 2009 Credit Agreement, the 2005 Credit Agreement or the 2003 Credit Agreement.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Revolving Credit Exposure of such Lender at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s Term Loans outstanding at such time.

“Outstanding Revolving Credit Exposure” means, as to any Revolving Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.
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“Participant Register” is defined in Section 12.2.1.

“Participants” is defined in Section 12.2.1.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, and any successor statute.

“Payment Date” means the last day of each calendar quarter and the applicable Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisitions” has the meaning given it in Section 6.13(iii).

“Permitted Investment” means a possible investment in Black Bear Development Holdings, LLC in order to acquire Oxford Casino (Oxford) in Oxford, Maine.

“Permitted Liens” is defined in Section 6.16.

“Permitted Pro Rata Secured Financings” means those certain issuances of Indebtedness of the Borrower or any Domestic Subsidiary pursuant to a note offering to institutional investors or other term loan financing from banks and/or institutional investors, in each case with a maturity date that is no earlier than the Facility Termination Date and otherwise pursuant to such terms and conditions as are approved by the Agent from time to time and in an aggregate cumulative principal amount acceptable to the Required Lenders.

“Permitted Pro Rata Secured Obligations” means the Indebtedness and other obligations, if any, of the Borrower and its Subsidiaries under the Permitted Pro Rata Secured Financings.

“Permitted Secured Rate Management Transaction” has the meaning given it in Section 6.16(vii).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge and Security Agreement” means the Third Amended and Restated Pledge and Security Agreement in substantially the form of Exhibit K dated as of the Closing Date and executed and delivered by each of the applicable

Loan Parties to the Collateral Agent for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“PNC Bank” means PNC Bank, National Association, a national banking association having its principal office in Pittsburgh, Pennsylvania, and having an office in Louisville, Kentucky, in its individual capacity, and its successors.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including interest expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of the Borrower and the Loan Parties for such period.

“Previous Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of the Closing Date by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agent, as the same has been amended prior to the Restatement Effective Date.

“Pricing Schedule” means the Pricing Schedule attached to this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Obligations or Swing Line Loans, the percentage obtained by dividing (i) such Lender’s Revolving Commitment at such time by (ii) the aggregate Revolving Commitments at such time; provided, however, (1) in the case of Section 2.23 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage obtained by dividing (x) such Lender’s Revolving Commitment at such time by (y) the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) at such time and (2) if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) such Revolving Lender’s Outstanding Revolving Credit Exposure at such time by (y) the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders (giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination) at such time and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PSL” means any agreement between any Loan Party and a Person providing for a right to purchase or otherwise use seating accommodations in certain seating locations at the Borrower’s Property located on Central Avenue in Louisville, Kentucky, known as the Churchill Downs racetrack facility, and which agreement does not conflict with any of the Loan Documents, and/or result in a Default or Unmatured Default, and expressly does not result in, or require, the creation or imposition of any Lien in, leasehold interest in, rights in, claim to, easement or easement by estoppel over, or similar rights or interests in any Property of any such Loan Party, or result in, or require, the creation or imposition of any right to possess specific property (other than the contractual right to purchase or otherwise use the subject seating accommodations subject to the terms of such agreement).

“PSL Buyback/Guarantee” means any promise to repurchase or buy back, guarantee or otherwise provide credit support, directly or indirectly, given by any Loan Party in favor of any financial institution or other Person in connection with an obligation arising under a PSL Financing.

“PSL Financing” means any instance in which, pursuant to a PSL Financing Program, a PSL Purchaser finances its obligations under a PSL, in whole or in part, and which does not conflict with any of the Loan Documents, and/or result in a Default or Unmatured Default.

“PSL Financing Program” means a financing arrangement program established by any Loan Party with a financial institution or other Person pursuant to which such financial institution or other Person agrees to finance, in whole or in part, PSL Purchasers’ obligations under the PSLs, and which arrangement does not conflict with any of the Loan Documents, and/or result in a Default or Unmatured Default.

“PSL Purchaser” means the Person who enters into a PSL with any Loan Party.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” means any and all obligations of the Borrower or any of its Subsidiaries to the Lenders or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing including, without limitation, those transactions described on Schedule 6.22 or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property” means, collectively, each of the parcels of owned and/or leased real property of any of the Loan Parties, all of which is listed on Schedule 5.23.
“Real Property Collateral” means each of the parcels of owned Real Property listed on Schedule 5.23 except as set forth on such Schedule.
“Recorded Mortgages” means each of the Mortgages, except for the Calder Mortgage, but if the Calder Mortgage is subsequently recorded in accordance with Section 6.21, Recorded Mortgage shall include such Calder Mortgage on and after the date of such recordation.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U, T, G or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.3 to reimburse each LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6(i).

“Required Lenders” means, at any time, Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure and unused Commitments at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restatement Effective Date” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Restricted Assets” has the meaning given it in Section 6.13(iii)(f)(2).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule as such Lender’s Revolving Commitment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

“Revolving Credit Facility” means the revolving credit facility provided hereunder by the Revolving Lenders pursuant to the Revolving Commitments.

“Revolving Facility Termination Date” means May 17, 2018, or any earlier date on which the aggregate Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Outstanding Revolving Credit Exposure.

“Revolving Loan” means, with respect to a Revolving Lender, such Lender’s Loan made pursuant to its Revolving Commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof) and includes any “Revolving Loan” made pursuant to the Previous Credit Agreement and outstanding on the Restatement Effective Date.

“Risk‑Based Capital Guidelines” has the meaning given it in Section 3.2

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to the Previous Credit Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) all Obligations, (ii) all Rate Management Obligations owing to one or more Lenders or any Affiliate of any Lender, (iii) all Banking Services Obligations, (iv) any and all other indebtedness and/or obligations under the Loan Documents to or for the benefit of the Agent and/or one or more Lenders and/or the LC Issuers secured by and/or pursuant to all or any of the Collateral Documents, in each case whether they exist on the Restatement Effective Date, or arise or are created or acquired after the Restatement Effective Date and (v) Permitted Pro Rata Secured Obligations; provided, however, that the definition of ‘Secured Obligations’ shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Senior Secured Leverage Ratio” is defined in Section 6.24.3.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its direct or indirect Subsidiaries or by such Person and one or more of its direct or indirect Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swing Line Borrowing Notice” is defined in Section 2.2.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender in Section 2.2 to make Swing Line Loans up to a maximum principal amount of $45,000,000.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means PNC Bank, or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.2.3 and includes any “Swing Line Loan” made pursuant to the Previous Credit Agreement and outstanding on the Restatement Effective Date.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on the Commitment Schedule as such Lender’s Term Loan Commitment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $200,000,000 on the Restatement Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Pro Rata Share of the Term Loans.

“Term Loan Facility” means the term loan facility provided hereunder by the Term Lenders pursuant to the Term Loan Commitments.

“Term Loan Facility Termination Date” means December 1, 2019; provided however, in the event the Revolving Facility Termination Date has not, prior to May 17, 2018, been extended to a date that is December 1, 2019 or later, the Term Loan Facility Termination Date shall mean the Revolving Facility Termination Date.

“Term Loans” the term loans made by the Term Lenders to the Borrower pursuant to Section 2.1(b).

“Term Substantial Portion” means, with respect to the Property of the Borrower and the other Loan Parties, collectively, Property which represents 20% or more of Consolidated Net Worth or Property which is responsible for 20% of the Consolidated Net Income, in each case, as would be shown in the consolidated financial statements of the Loan Parties as at the end of the fiscal month next preceding the Closing Date (or if financial statements have not been delivered hereunder for that month, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Total Leverage Ratio” is defined in Section 6.24.2.

“Transferee” is defined in Section 12.4.

“Trigger Date” means the first date following the commencement of an Effective Period on which the Borrower delivers to the Agent a certificate of the chief financial officer or treasurer of the Borrower pursuant to Section 6.1(i) or (ii) (a) demonstrating that the Total Leverage Ratio as of the then most recently ended fiscal quarter of the Borrower is equal to or less than 4.50 to 1.00 and (b) requesting that the Trigger Date be activated.

“Twelve Month Substantial Portion” means, with respect to the Property of the Borrower and the other Loan Parties, collectively, Property which represents 10% or more of Consolidated Net Worth or Property which is responsible for 10% of the Consolidated Net Income, in each case, as would be shown in the consolidated financial statements of the Loan Parties as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“2003 Closing Date” means April 3, 2003.

“2003 Credit Agreement” means that certain Credit Agreement dated as of April 3, 2003 by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agent, as the same has been amended prior to September 23, 2005.

“2004B Amendment” means the 2004B Amendment to Loan Documents, dated as of October 14, 2004, among the Agent, the Guarantors party thereto and the Borrower.

“2004B Amendment to Pledge and Security Agreement” means the 2004B Amendment to Pledge and Security Agreement, dated as of October 14, 2004, among the applicable Loan Parties and the Collateral Agent, as they may be amended and/or supplemented from time to time.

“2004B Assignments of Patent, Trademarks and Copyrights” shall mean the Assignment of Patent, Trademarks and Copyrights, dated as of October 14, 2004, executed by CDIP, L.L.C. in favor of the Collateral Agent and the Assignment of Patent, Trademarks and Copyrights, dated as of October 14, 2004, executed by Churchill Downs Louisiana Horseracing Company, L.L.C. in favor of the Collateral Agent.

“2004B Collateral Documents” means, collectively, all of the instruments, documents and agreements by which any Person grants a security interest in any Collateral pursuant to the 2004B Amendment, including without limitation, those documents referenced in Sections 6.25 and 6.29 of this Agreement, which in turn includes without limitation, the 2004B Amendment to the Pledge and Security Agreement, the 2004B Louisiana Addendum to Pledge and Security Agreement (as defined in the 2004B Amendment to Pledge and Security Agreement), the 2004B Consent Joinder and Reaffirmation, the Louisiana Mortgages, the 2004B Assignments of Patents, Trademarks and Copyrights, the Fair Grounds Assignment and Subordination of Lease and Management Agreement, the Jazz Fest Subordination Agreement and Estoppel, and all other documents or instruments executed as security for the Secured Obligations in connection with the 2004B Amendment from time to time, as they may be amended and/or supplemented from time to time.

“2004B Consent Joinder and Reaffirmation” shall mean the Consent Joinder and Reaffirmation, dated October 14, 2004, among the Collateral Agent, the Borrower and the Guarantors party thereto.

“2004B Guarantor Joinder” shall mean the Guarantor Joinder, dated October 14, 2004, among the Collateral Agent, the Borrower and the Guarantors party thereto.

“2005 Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 23, 2005 by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agent, as the same has been amended prior to December 22, 2009.

“2009 Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of December 22, 2009 by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agent, as the same has been amended prior to the Closing Date.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“UBET” means Youbet.com, LLC, a Delaware limited liability company.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly‑Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Working Cash Sweep Rider” is defined in Section 2.2.5.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2Amendment and Restatement of Previous Credit Agreement. The parties to this Agreement agree that, upon the occurrence of the Restatement Effective Date, the terms and provisions of the Previous Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Secured Obligations” under the Previous Credit Agreement which are outstanding on the Restatement Effective Date shall continue as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement. Without limiting the foregoing, upon the effectiveness hereof: (a) all Letters of Credit issued (or deemed issued) under the Previous Credit Agreement which remain outstanding on the Restatement Effective Date shall continue as Facility LCs under (and shall be governed by the terms of) this Agreement, (b) all Secured Obligations constituting Rate Management Obligations with any Lender or any Affiliate of any Lender which are outstanding on the Restatement Effective Date shall continue as Secured Obligations under this Agreement and the other Loan Documents, (c) the Agent shall make such reallocations of each Lender’s “Outstanding Credit Exposure” under the Previous Credit Agreement as are necessary in order that each such Lender’s Outstanding Revolving Credit Exposure hereunder reflects such Lender’s Pro Rata Share of the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders and (d) the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender (unless waived by such Lender in its sole discretion) in connection with the sale, assignment or repayment of any Eurodollar Loans in accordance with the foregoing, on the terms and in the manner set forth in Section 3.4 hereof.

THE CREDITS

2.1    Commitments. Prior to the Restatement Effective Date, revolving loans were previously made to the Borrower under the Previous Credit Agreement which remain outstanding as of the Restatement Effective Date (such outstanding revolving loans being hereinafter referred to as the “Previous Revolving Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Restatement Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2 (as applicable), the Previous Revolving Loans shall be reevidenced as Revolving Loans under this Agreement, the terms of the Previous Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, (a) from and including the Restatement Effective Date and prior to the Revolving Facility Termination Date, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Revolving Commitment and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Borrower on the Restatement Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Agent’s designated account, not later than the time specified by the Agent. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Facility Termination Date. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Unless previously terminated, (i) the Revolving Commitments to lend hereunder shall expire on the Revolving Facility Termination Date and (ii) the Term Loan Commitments to lend hereunder shall expire at 3:00 p.m. (Louisville time) on the Restatement Effective Date. The aggregate Revolving Commitments may be increased as described in, and upon compliance with, Section 2.22 below. No Lender shall have any obligation to increase its Revolving Commitment; any such increase shall be at the sole discretion of such Lender.

2.2    Swing Line Loans.

2.2.1    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the Restatement Effective Date and prior to the Revolving Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders (including without limitation Swing Line Loans) shall not at any time exceed the aggregate Revolving Commitments, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1(a), exceed the Swing Line Lender’s Revolving Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Facility Termination Date.

2.2.2    Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Louisville time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin set forth in the Pricing Schedule for the Floating Rate at that time or such other rate agreed to between the Swing Line Lender and the Borrower.

2.2.3    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Revolving Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Louisville time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Louisville, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent’s aforesaid address.

2.2.4    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may, at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, except when a Working Cash Sweep Rider is in effect, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Louisville time) on the date of any notice received pursuant to this Section 2.2.4, each Revolving Lender shall make available its required Revolving Loan, in funds immediately available in Louisville to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.2.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.11 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstance, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Agent of any amount due under this Section 2.2.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to the Agent of any amount due under this Section 2.2.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.2.5    Working Cash Sweep Rider. Any provision of this Section 2.2 to the contrary notwithstanding, the Agent and each Revolving Lender acknowledges that, at the request of the Borrower, the Swing Line Lender has linked the Swing Line Loans to the Borrower’s demand deposit account with the Swing Line Lender. The Agent and the Revolving Lenders further acknowledge that the Borrower has entered into a Working Cash, Line of Credit, Investment Sweep Rider (“Working Cash Sweep Rider”) with the Swing Line Lender, pursuant to which certain cash management activities, including the making of Swing Line Loans, will occur automatically in amounts that may be less than the stated minimum Swing Line Loan set forth in Section 2.2.2 above, and without the need for a Swing Line Borrowing Notice. Each Revolving Lender agrees that it shall be obligated, pursuant to and in accordance with Section 2.2.4, to fund such Revolving Lender’s Pro Rata Share of any such automatically-made Swing Line Loans on the fifth (5th) Business Day following the day such advances are made, unless the Agent shall have given the Swing Line Lender written notice prior to the date the Swing Line Loan was made that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, and the Swing Line Lender has had a reasonable amount of time, not to exceed two (2) Business Days from such notice, within which to act. In the event of termination of the Working Cash Sweep Rider by either the Borrower or the Swing Line Lender, the Swing Line Lender will promptly notify the Agent of such termination.
2.3    Letter of Credit Subfacility.

2.3.1    Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each such Letter of Credit, together with each Letter of Credit issued or deemed to be issued pursuant to the Previous Credit Agreement and outstanding on the Restatement Effective Date, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Restatement Effective Date and prior to the Revolving Facility Termination Date; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $40,000,000 and (ii) the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders shall not exceed the aggregate Revolving Commitments. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Revolving Facility Termination Date and (y) one year after its issuance; provided that (1) any Facility LC with an expiry date one year after issuance may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above but subject to the immediately succeeding clause (2)) including pursuant to customary automatic renewal provisions agreed upon by the Borrower and the applicable LC Issuer, subject to a right on the part of such LC Issuer to prevent any such renewal from occurring by giving notice to the beneficiary of such Facility LC in advance of any such renewal and (2) any Facility LC may expire up to one year beyond the Revolving Facility Termination Date so long as the Borrower cash collateralizes an amount equal to 105% of the face amount of such Facility LC in the manner described in Section 2.3.11 no later than thirty (30) days prior to the Revolving Facility Termination Date. Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any

Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

2.3.2    Participations.. Upon (a) the Restatement Effective Date with respect to each Facility LC issued and outstanding under the Previous Credit Agreement and (b) the issuance or Modification by an LC Issuer of each other Facility LC in accordance with this Section 2.3, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable LC Issuer, such Revolving Lender’s Pro Rata Share of each LC Disbursement made by such LC Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Facility LCs is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Facility LC or the occurrence and continuance of an Unmatured Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.3.3    Notice. Subject to Section 2.3.1, the Borrower shall give the applicable LC Issuer and the Agent notice prior to 10:00 a.m. (Louisville time) at least three Business Days, or such shorter period of time as may be acceptable to such LC Issuer in its discretion, prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby and such other information as shall be necessary to prepare, issue or Modify such Letter of Credit. Upon Agent’s receipt of such notice, the Agent shall promptly notify the applicable LC Issuer if the proposed amount of such Facility LC will cause the aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders to equal or exceed the aggregate Revolving Commitments. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the applicable LC Issuer and that the Borrower shall have executed and delivered a Reimbursement Agreement (“LC Reimbursement Agreement”) in the form of Exhibit Q, and such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). The terms of the LC Reimbursement Agreement and Facility LC Application shall supplement the terms of this Agreement, but in the event of any conflict between the terms of this Agreement and the terms of any LC Reimbursement Agreement and/or any Facility LC Application, the terms of this Agreement shall control. On the date of issuance or Modification by any LC Issuer of any Facility LC, such LC Issuer shall notify the Agent, and the Agent shall promptly notify each Revolving Lender of the issuance or Modification of each Facility LC, specifying the beneficiary, the date of issuance (or Modification) and the expiry date of such Facility LC, the terms of the Facility LC and the nature of the transactions supported by the Facility LC.

2.3.4    LC Fees. The Borrower shall pay to the Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), such fee to be payable in arrears on each Payment Date, and such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an “LC Fee”). In addition, the Borrower shall pay to each LC Issuer for its own account a fronting fee equal to 12.5 basis points (0.125%) multiplied by the daily average Letters of Credit Outstanding attributable to such LC Issuer, payable quarterly in arrears commencing on the last Business Day of each March, June, September and December following issuance of each Facility LC and on the Revolving Facility Termination Date. As used herein,

“Letters of Credit Outstanding” means, for each LC Issuer, the aggregate amount available to be drawn on all Facility LCs issued by such LC Issuer and outstanding (including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing). The Borrower will pay each LC Issuer’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Facility LC issued by such LC Issuer or processing of drawings thereunder. Any fees other than LC Fees and fronting fees payable to the applicable LC Issuer pursuant to this paragraph shall be payable within ten (10) days after demand.

2.3.5    Administration; Reimbursement by Revolving Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment in connection with a presentation of documents under such Facility LC, the LC Issuer of such Facility LC shall notify the Agent and the Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”); provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable LC Issuer and the Revolving Lenders with respect to any such LC Disbursement. The responsibility of each LC Issuer to the Borrower and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of its Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by any LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction), each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Revolving Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Louisville time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.3.6    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind (but subject to the terms of Section 2.3.7). All such amounts paid by any LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Revolving Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.3.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.10 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request a Revolving Loan or Swing Line Loan hereunder for the purpose of satisfying any Reimbursement Obligation.

2.3.7    Obligations Absolute. The Borrower’s obligations under this Section 2.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Facility LC or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Facility LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable LC Issuer under a Facility LC against presentation of a draft or other document that does not comply with the terms of such Facility LC, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent, the Revolving Lenders nor any LC Issuer, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility LC or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable LC Issuer; provided that the foregoing shall not be construed to excuse such LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable LC Issuer (as finally determined by a court of competent jurisdiction), such LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility LC, the applicable LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility LC.

2.3.8    Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, PDF, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority in Interest of the Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.3, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority in Interest of the Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.

2.3.9    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Revolving Lender, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which each LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Revolving

Lender, any LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of any LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction) in determining whether a request presented under any Facility LC complied with the terms of such Facility LC. Nothing in this Section 2.3.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.3.10    Revolving Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.3 or any action taken or omitted by such indemnitees hereunder.

2.3.11    Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Majority in Interest of the Revolving Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Revolving Lenders and the LC Issuers and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Revolving Lenders, and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will, at its option, invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.3.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.3.12    Rights as a Revolving Lender. In its capacity as a Revolving Lender, each LC Issuer shall have the same rights and obligations as any other Revolving Lender.

2.3.13    Replacement of an LC Issuer. Any LC Issuer may be replaced at any time by written agreement among the Borrower, the Agent, the replaced LC Issuer and the successor LC Issuer. The Agent shall notify the Revolving Lenders of any such replacement of a LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.3.4. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of a LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of a LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.
2.3.14    LC Issuer Agreements. Each LC Issuer agrees that, unless otherwise requested by the Agent, such LC Issuer shall report in writing to the Agent (i) on the first Business Day of each week, to the extent that there was any activity in respect of Facility LCs during the immediately preceding week, such daily activity (set forth by day), including all issuances, all Modifications, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such LC Issuer expects to issue or Modify any Facility LC, the date of such issuance or Modification, and the aggregate face amount of the Facility LCs to be issued or Modified by it and outstanding after giving effect to such issuance or Modification (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance or Modification resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such LC Issuer makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Agent shall reasonably request.
2.4    Required Payments; Termination.

2.4.1    The Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.9.1 and 2.9.2):

Date	Amount
March 31, 2015	$2,500,000
June 30, 2015	$2,500,000
September 30, 2015	$2,500,000
December 31,2015	$3,750,000
March 31, 2016	$3,750,000
June 30, 2016	$3,750,000
September 30, 2016	$3,750,000
December 31,2016	$5,000,000
March 31, 2017	$5,000,000
June 30, 2017	$5,000,000
September 30, 2017	$5,000,000
December 31,2017	$6,250,000
March 31, 2018	$6,250,000
June 30, 2018	$6,250,000
September 30, 2018	$6,250,000
December 31,2018	$7,500,000
March 31, 2019	$7,500,000
June 30, 2019	$7,500,000
September 30, 2019	$7,500,000

2.4.2    To the extent not previously repaid, any outstanding Advances of any Class and all other unpaid Obligations in respect of such Class shall be paid in full by the Borrower on the Facility Termination Date applicable to such Class.

2.5    Ratable Loans. Each Advance hereunder shall consist of Loans of the same Class made from the several Lenders of such Class ratably according to their Pro Rata Shares.

2.6    Types and Number of Eurodollar Advances. The Advances (other than Swing Line Loans) may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11. Swing Line Loans shall be selected by the Borrower in accordance with Section 2.2. The Borrower may have no more than eight (8) Eurodollar Advances outstanding at any one time.

2.7    Commitment Fee; Reductions in Revolving Commitments. The Borrower agrees to pay to the Agent for the account of each Revolving Lender according to its Pro Rata Share a commitment fee (the “Commitment Fee”) in arrears at a per annum rate equal to the Applicable Fee Rate in effect from time to time on the average daily Available

Aggregate Revolving Commitment of such Revolving Lender from the Closing Date to and including the Revolving Facility Termination Date, payable on each Payment Date hereafter. Swing Line Loans shall not count as usage of any Revolving Lender’s Revolving Commitment for the purpose of calculating the commitment fee due hereunder. In addition, on the Restatement Effective Date, the Borrower shall pay to the Agent for the ratable account of the lenders then party to the Previous Credit Agreement, the accrued and unpaid commitment fees under the Previous Credit Agreement through Restatement Effective Date. The Borrower may permanently reduce the aggregate Revolving Commitments in whole, or in part ratably among the Revolving Lenders in integral multiples of $5,000,000, upon at least one Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the aggregate Revolving Commitments may not be reduced below the aggregate Outstanding Revolving Credit Exposure of all Revolving Lenders. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions hereunder.

2.8    Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Revolving Loan or Swing Line Loan may be in the amount of the Available Aggregate Revolving Commitment.

2.9    Principal Payments
.    2.9.1    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Louisville Time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Agent. Each prepayment of a Revolving Loan shall be applied ratably to the Revolving Loans included in the borrowing of Revolving Loans being prepaid, each voluntary prepayment of the Term Loans shall be applied ratably to the Term Loans included in the borrowing of Term Loans being prepaid in such order of application as directed by the Borrower and each mandatory prepayment of the Term Loans shall be applied in accordance with Section 2.9.2.
2.9.2    Mandatory Principal Payments. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Material Disposition, the Borrower shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in this Section 2.9.2 below in an aggregate amount equal to 50% of such Net Proceeds. All such amounts pursuant to this Section 2.9.2 shall be applied to prepay the Term Loans in the inverse order of maturity.

2.10    Method of Selecting Types and Interest Periods for New Advances. Each Advance shall bear interest according to its Type, from the date the Advance is made until it is repaid. The Borrower shall select the Type and Class of an Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Louisville time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i)the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)the aggregate amount of such Advance,

(iii)the Type and Class of Advance selected,

(iv)in the case of each Eurodollar Advance, the Interest Period applicable thereto, and

(v)the location and number of the Borrower’s account to which funds are to be disbursed.

Not later than 1:00 p.m. (Louisville time) on each Borrowing Date, each applicable Lender shall make available its Loan or Loans in funds immediately available in Louisville to the Agent at its address specified pursuant to Article XIII; provided that (i) Term Loans shall be made as provided in Section 2.1(b) and (ii) Swing Line Loans shall be made in accordance with the procedures set forth in Section 2.2. The Agent will make the funds so received from the applicable Lenders available to the Borrower at the Agent’s aforesaid address.

2.11    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances of the same Class pursuant to this Section 2.11 or are repaid in accordance with Section 2.9. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance of the same Class unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.9 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.10, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance of the same Class. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Louisville time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.12    Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.11, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.10 and 2.11 and otherwise in accordance with the terms hereof. No Interest Period for any Loan may end after the Facility Termination Date applicable to such Class of Loans.

2.13    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Majority in Interest of any Class of Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of such Majority in Interest of such Class of Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance of such Class. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.14    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and in the case of Reimbursement Obligations for which the LC Issuers have not been fully indemnified by the Revolving Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the applicable Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender, in the same type of funds that the Agent received, at such Lender’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.14 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.3.6.

2.15    Noteless Agreement; Evidence of Indebtedness.

(i)
Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)
The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period (if applicable) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each applicable Lender’s share thereof.

(iii)
The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)
Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each, a “Note”). In such event, the Agent shall prepare and forward to the Borrower for execution and delivery to such Lender a Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.16    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types and Classes of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the

Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any applicable Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.17    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, on each date set forth in the Working Cash Sweep Rider, and on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and on the applicable Facility Termination Date. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, Commitment Fees, LC Fees and fronting fees in respect of Facility LCs shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest payable on Advances at the Alternate Base Rate (to the extent based on the Prime Rate) which shall accrue on the basis of the actual number of days elapsed over a year of 365 or 366 days, as appropriate. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment; provided, however, that, in respect of a Eurodollar Advance, if said next succeeding Business Day falls in a new calendar month, the Interest Period applicable to such Eurodollar Advance shall end on the immediately preceding Business Day.

2.18    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each applicable Lender of the contents of each Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from any LC Issuer, the Agent will notify each Revolving Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each applicable Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each applicable Lender prompt notice of each change in the Alternate Base Rate.

2.19    Lending Installations. Each Lender may book its Loans and, in the case of Revolving Lenders, its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.20    Non‑Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate for such day and a rate determined by the Agent in accordance with banking industry rules on interbank compensation for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21    Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender becomes a Defaulting Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged, if such Lender continues to be a Defaulting Lender or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender of the applicable Class for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.22    Expansion Option.

2.22.1    Amount of Increase. The Borrower may at any time after the Restatement Effective Date, with the consent of the Agent but without the consent of the Lenders except as provided in Sections 2.22.2 and 2.22.5(i), increase the aggregate Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), so long as, after giving effect thereto, the aggregate amount of all such increases and Incremental Term Loans after the Restatement Effective Date does not exceed $225,000,000, subject to satisfaction of each and all of the requirements contained in this Section 2.22.

2.22.2    Eligibility. Each Lender who provides an increase in the aggregate Revolving Commitments or an Incremental Term Loan (each an “Increasing Lender”) shall be either an existing Lender at the time of the increase (each an “Existing Lender”) or a financial institution reasonably acceptable to the Agent and the Borrower (and the Borrower’s acceptance shall not be unreasonably withheld) that is not then currently a Lender (each a “New Lender”; provided that no New Lender shall be an Ineligible Institution).

2.22.3    Notice. The Borrower and/or the Agent shall notify the Lenders at least one (1) Business Day before the date (“Increase Effective Date”) any increase in the aggregate Revolving Commitments or incurrence of Incremental Term Loans shall become effective. Such notice shall state the amount of the increase in the aggregate Revolving Commitments or Incremental Term Loans, the names of the Lenders providing the additional Revolving Commitments or Incremental Term Loans and the Increase Effective Date.

2.22.4    Minimum Amount. Any increase in the aggregate Revolving Commitments or Incremental Term Loans provided by any individual Lender shall be in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless otherwise agreed by the Borrower and the Agent).

2.22.5    Implementation of Increase. On the Increase Effective Date:

(i)
Joinder. Each Increasing Lender shall execute and deliver to the Agent on or prior to the Increase Effective Date a Joinder in the form attached as Exhibit L (“Lender Joinder”), which shall become effective on the Increase Effective Date. The Lender

Joinder shall set forth the Revolving Commitment or amount of Incremental Term Loans provided by the Increasing Lender if it is a New Lender and either the new amount of the Revolving Commitment and the increase in the Revolving Commitment or the amount of Incremental Term Loans to be provided if it is an Existing Lender. If the Increasing Lender is a New Lender it shall on the Increase Effective Date join and become a party to this Agreement and the other Loan Documents as a Lender of the applicable Class for all purposes hereunder and thereunder, subject to the provisions of this Section 2.22, having a Revolving Commitment, if any, as set forth in the Lender Joinder tendered by the same. Any Lender whose Revolving Commitment shall remain unaffected shall be deemed to have consented and agreed to such Lender Joinder.

(ii)
Revolving Loans. On each Increase Effective Date, (i) each relevant Increasing Lender shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of any Increase Effective Date (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.10). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

(iii)
Facility LCs. Each Increasing Lender providing a Commitment Increase shall participate in all Facility LCs outstanding on the Increase Effective Date according to its Pro Rata Share and in accordance with the terms of this Agreement.

(iv)
Limit on Amount. Any increase in the Revolving Commitments or incurrence of Incremental Term Loans pursuant to this Section 2.22 may not cause the total amount of the Revolving Commitments to exceed the amount specified in Section 2.22.1.

(v)
No Default or Unmatured Default; Representations and Warranties. There shall exist no Default or Unmatured Default on the Increase Effective Date. Without limiting that sentence, the representations and warranties contained in Article V must be true and correct in all material respects as of such Increase Effective Date except to the extent any such representation is stated to relate solely to an earlier date, in which case such representation shall have been true and correct on and as of such earlier date. If a Default or Unmatured Default exists on such Increase Effective Date, or such representations and warranties are not true and correct to the extent and as required in the second sentence of this Section 2.22.5(v), the Borrower shall not (x) request an increase of, and may not increase, the aggregate Revolving Commitments or (y) request an Incremental Term Loan, and may not obtain an Incremental Term Loan.

(vi)
Incremental Term Loan Features. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the Term Loans, (b)  shall not mature earlier than the latest Facility Termination Date in effect at such time (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Facility Termination Date in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Facility Termination Date in effect at such time and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the Term Loans.

(vii)
No Obligation. No Existing Lender shall be required to increase its Revolving Commitment or provide an Incremental Term Loan in the event that the Borrower asks such Existing Lender to provide all or a portion of any increase in the aggregate Revolving Commitments or Incremental Term Loan desired by the Borrower. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

2.22.6    Incremental Term Loan Amendment. Notwithstanding the foregoing, Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, if any, and the Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.22.

2.23    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.7;

(b) the Commitment and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or a Majority in Interest of any Class of Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.3.11 for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.23(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.7 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Revolving Lenders pursuant to Sections 2.7 and 2.3.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.23(c), then, without prejudice to any rights or remedies of any LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.3.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuers until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no LC Issuer shall be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Facility LC or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swing Line Lender or any LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and no LC Issuer shall be required to issue, amend or increase any Facility LC, unless the Swing Line Lender or the applicable LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or such LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Borrower, the LC Issuers and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III

YIELD PROTECTION; TAXES

3.1    Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi‑governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (all of the foregoing being referred to as a “Change in Law”; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented):

(i)
subjects the Agent, any Lender or any applicable Lending Installation or any LC Issuer to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (c) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit , liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)
imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender or any LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation Lender or such LC Issuer, as the case may be, of making or maintaining its Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by the Agent, such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by the Agent, such Lender or such LC Issuer, as the case may be, the Borrower shall pay the Agent, such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate the Agent, such Lender, or such LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2    Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change in Circumstance, then, within 15 days of demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender or such LC Issuer’s policies as to capital adequacy and liquidity). “Change in Circumstance” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Circumstance” regardless of the date enacted, adopted, issued or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines of any court, central bank, regulator or other governmental authority that are in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital and liquidity regulations promulgated by regulatory authorities outside the United States.

3.3    Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Majority in Interest of the Lenders of any Class determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5    Taxes.

(i)
All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If the Borrower shall be required by applicable law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent within 30 days after such payment is made.

(ii)
In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or any Facility LC Application (“Other Taxes”).

(iii)
The Borrower hereby agrees to indemnify the Agent, each LC Issuer and each Lender for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, such LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)
Each Lender shall severally indemnify the Agent, within ten days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2.1 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (iv).

(v)
(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(v)(b)(1), (b)(2) and (b)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing,
(1) any Lender that is a U.S. Person for U.S. federal income tax purposes shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, an IRS Form W-9, and/or other certification from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide certificates on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (4), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(vi)
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vi) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii)
Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(viii)	For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(ix)
For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loans and other Obligations under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.6    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV

CONDITIONS PRECEDENT

4.1    Restatement Effective Date. The effectiveness of the amendment and restatement of the Previous Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 3 of the Amendment and Restatement Agreement.

4.1    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)
The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Loan Parties jointly and severally represent and warrant to the Agent and the Lenders that:

5.1    Existence and Standing. Each of the Loan Parties and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its respective business in each jurisdiction in which its respective business is conducted and where the failure to do so would cause a Material Adverse Effect.

5.2    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or limited liability company proceedings, and the Loan Documents to which the Loan Party is a party constitute legal, valid and binding obligations of the applicable Loan Party enforceable against the applicable Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3    No Conflict; Government Consent. Neither the execution and delivery by a Loan Party of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated, nor compliance with the provisions thereof by it will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any such Loan Party or (ii) any such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by‑laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any such Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or except for the Liens required by the terms of Loan Documents, result in, or require, the creation or imposition of any Lien in, of or on the Property of any such Loan Party pursuant to the terms of any such indenture, instrument or agreement. Except for the recordation of any applicable Collateral Documents with any applicable governmental authority, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the parties to this Agreement and the other Loan Documents acknowledge that (i) the transfer, assignment, change of ownership or interest, foreclosure or realization on any of the Collateral or the membership interests of CDMC or (ii) any transfer, assignment, or change of ownership or interest in any pari-mutuel permits or licenses must comply with applicable law, which may require prior approval by the Florida Division of Pari-Mutuel Wagering or comparable governmental authority in the applicable State.

5.4    Financial Statements. The December 31, 2013 consolidated financial statements of the Loan Parties heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended.

5.5    Material Adverse Change. Since December 31, 2013 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Loan Parties taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6    Taxes. Each Loan Party has filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by such Loan Party, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income Tax returns of each Loan Party and the other Loan Parties have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2008 and an audit for fiscal years 2009, 2010 and 2011 is ongoing. No Tax liens have been filed except those permitted by the terms of this Agreement and, except as more particularly described in the Borrower’s Form 10-K for the quarterly period ended December 31, 2012, no claims are being asserted with respect to any such Taxes. The Illinois State Tax returns of the Borrower are currently being audited for fiscal years 2009 and 2010, the California Tax returns of the Borrower are currently being audited for fiscal year 2008, and taxes paid to the State of Illinois for fiscal years 2002, 2003, 2004 and 2005 are being contested in good faith by the Borrower. The charges, accruals and reserves on the books of each Loan Party in respect of any Taxes or other governmental charges are adequate.

5.7    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Loan Parties have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8    Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Loan Parties as of the Amendment No. 2 Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by each Loan Party. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.

5.9    ERISA. Except for any Multiemployer Plan, none of the Loan Parties sponsors or contributes to a Plan that is covered by Title IV of ERISA or that is subject to the minimum funding standards under Section 412 of the Code. Neither any Loan Party nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of an amount that could reasonably be expected to result in a Material Adverse Effect. No Loan Party has any knowledge that any Plan fails to comply in all material respects with all applicable requirements of law and regulation. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10    Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of the other Loan Parties to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any misstatement of material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

5.11    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Loan Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12    Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13    Compliance With Laws. The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14    Ownership of Properties. Except as set forth on Schedule 2, on the Closing Date, the Loan Parties will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Loan Parties. Except for the Permitted Liens, liens granted to the Collateral Agent for the benefit of the Lenders pursuant to the Mortgages do constitute and will constitute valid first priority Liens under applicable law. Borrower will take all such action as will be necessary or advisable to establish such Lien of the Collateral Agent and its priority as described in the preceding sentence at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of the Mortgages no necessity for any further action in order to protect, preserve and continue such Lien and such priority except for (i) the filing of continuation statements to continue financing statements (filed as fixture filings) upon the expiration thereof and (ii) for the recordation of the Calder Mortgage and for the recording of the Mortgages (other than the Calder Mortgage) all of which recordation of such Mortgages (other than the Calder Mortgage and Mortgages entered into after the 2003 Closing Date) shall have occurred on the 2003 Closing Date (or within one Business Day following the 2003 Closing Date provided that the title insurance policy relating to such Mortgages (other than the Calder Mortgage and Mortgages entered into after the 2003 Closing Date) provides coverage as of the 2003 Closing Date based on pro forma policies delivered and accepted on or before the 2003 Closing Date).

5.15    Plan Assets; Prohibited Transactions. The Borrower (a) is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the source of the Loans does not in any case include the assets of any employee benefit plan, neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (b) the Borrower is an “operating company” as defined in 29 C.F.R 2510-101 (c) or “benefit plan investors” (as defined in 29 C.F.R. § 2510.3-101(f)) do not own 25% or more of the value of any class of equity interests in the Borrower.

5.16    Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Loan Parties, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18    [Intentionally Omitted].

5.19    Post‑Retirement Benefits. The present value of the expected cost of post‑retirement medical and insurance benefits payable by the Loan Parties to their employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed an amount that could reasonably be expected to result in a Material Adverse Effect.

5.20    Insurance. The certificate signed by the President or chief financial officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and the other Loan Parties and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self‑insurance program that is in effect.

5.21    Solvency. (i) Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan, if any, made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (b) the present fair saleable value of the Property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Closing Date.
(ii)    The Borrower does not intend to, or to permit any of the other Loan Parties to, and does not believe that it or any of the other Loan Parties will, incur debts beyond such Person’s ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Loan Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party.

5.22    Intellectual Property. Schedule 5.22 sets forth a true and complete list, differentiated by each Loan Party, of all of the patents, trademarks, licenses not included in Schedule 5.25, copyrights and other intellectual property owned by any of the Loan Parties or which any of them has an interest.

5.23    Properties. Schedule 5.23 sets forth a true and complete list, differentiated by each Loan Party, of the addresses of all Real Property.

5.24    Operating Locations. Schedule 5.24 sets forth a true and complete list, differentiated by each Loan Party, of the street addresses of each of the Loan Parties’ operating locations.

5.25    Certain Licenses. Schedule 5.25 sets forth a true and complete list, differentiated by each Loan Party of all licenses or other authorities under which any Loan Party is a licensee from any racing commission or authority or holder of other racing rights.

5.26    Predecessor Entities of the Loan Parties. Schedule 5.26 sets forth a list of any and all predecessors and/or prior names of any Loan Party within the past five (5) years, including any entity or entities which may no longer exist, whether by reason of merger, acquisition, consolidation, sale of its material assets, dissolution, bankruptcy, reorganization, which may have or had an interest in the Collateral or any part thereof, together with such predecessor’s (1) state of incorporation, (2) the jurisdictional location of all of such entities offices and locations and (3) all jurisdictional locations where any Collateral may have been kept.

5.27    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, Advance or Facility LC, use of proceeds or other transactions contemplated hereby will violate any Anti-Corruption Law or applicable Sanctions. Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.  The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

ARTICLE VI

COVENANTS
From and after the Closing Date, unless the Required Lenders shall otherwise consent in writing:

6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

(i)
Within ninety (90) days after the close of each of Borrower’s fiscal years, an unqualified (except for qualifications relating to changes in Agreement Accounting Principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by PricewaterhouseCoopers LLP or such other independent certified public accountants acceptable to the required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the other Loan Parties, including consolidated balance sheets as of the end of such period, related consolidated profit and loss and reconciliation of surplus statements, and a consolidated statement of cash flows, accompanied by any management letter prepared by said accountants, provided that satisfaction of the requirements of this Section 6.1(i) shall be deemed to have been met by delivery within the time frame specified above of (a) copies of the Borrower’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC, and (b) the financial statements and reports otherwise required in this Section 6.1(i), consolidated as to the Borrower and the other Loan Parties, except that such financial statements and reports need not be audited and may be internally prepared.

(ii)
Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and the other Loan Parties, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, provided that satisfaction of the requirements of this Section 6.1(ii) shall be deemed to have been met by delivery within the time frame specified above of copies of (a) the Borrower’s Quarterly Report on Form 10-Q prepared in accordance with the requirements therefor and filed with the SEC, and (b) the financial statements and reports otherwise required in this Section 6.1(ii), consolidated as to the Borrower and the other Loan Parties.

(iii)
As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Borrower, a copy of the plan and budget (including, at a minimum, a projected consolidated balance sheet for the following fiscal year end and projected quarterly income statements) of the Borrower and the other Loan Parties for such fiscal year.

(iv)
Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate, in substantially the form of Exhibit B attached hereto, signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)	Intentionally Omitted.

(vi)	If the Borrower has established a Plan, as soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vii)
As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of the other Loan Parties is or may be liable to any Person as a result of the release by the Borrower, any of the other Loan Parties, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any Environmental Laws by the Borrower or any of the other Loan Parties, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(viii)
Promptly upon request, copies of all annual reports to shareholders (including without limitation annual reports to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), financial statements, reports and proxy statements so furnished and which are not otherwise available on the SEC’s Edgar (or its successor) system.

(ix)
Promptly upon request, copies of all registration statements and annual, quarterly, monthly or other regular reports which any of the Loan Parties files with the SEC and which are not otherwise available on the SEC’s Edgar (or its successor) system.

(x)	Such other information (including non‑financial information) as the Agent or any Lender may from time to time reasonably request.
6.2    Use of Proceeds. The Borrower and each other Loan Party will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, Acquisition needs and to make any Restricted Payments permitted under this Agreement. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan, Advance or Facility LC, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, Advance or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3    Notice of Default. The Borrower and each other Loan Party will give prompt notice in writing to the Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business. The Borrower and each other Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, carry on and conduct all of its respective business in substantially the same manner and in substantially the Current Fields of Enterprise, and in any other mode of gambling, which, in each case, is conducted in full compliance with applicable law, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its respective business is conducted in each case in which the failure to so maintain such authority would have a Material Adverse Effect.

6.5    Taxes. The Borrower and each other Loan Party will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local Tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon such Loan Party or such Loan Party’s income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.
6.6    Insurance
.

(i)
The Borrower and each other Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

(ii)
All insurance which the Loan Parties are required to maintain shall be satis-factory to the Agent in form, amount and insurer. Such insur-ance shall provide that any loss thereun-der shall be payable notwithstanding any action, inaction, breach of warranty or condition, breach of declarations, misrepresentation or negligence of any of the Loan Parties. Each policy shall contain an agreement by the insurer that, notwithstanding lapse of a policy for any reason, or right of cancellation by the insurer or any cancellation by any Loan Party such policy shall continue in full force for the benefit of the Collateral Agent for at least thirty (30) days after written notice thereof to the Agent and the applicable Loan Party, and no alteration in any such policy shall be made except upon thirty (30) days written notice of such proposed alteration to the Agent and the applicable Loan Party and written approval by the Agent. At or before the Closing Date, each Loan Party shall provide the Agent with certificates evidencing its due compliance with the requirements of this Section.

6.7    Compliance with Laws. The Borrower and each other Loan Party will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which such party may be subject including, without limitation, all Environmental Laws and Money Service Business Laws, provided that it shall not be deemed to be a violation of this Section 6.7 if any failure to comply with any law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8    Maintenance of Properties. The Borrower and each other Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, normal wear and tear excepted and taking into account the age and condition of such Property and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9    Inspection. The Borrower and each other Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, permit the Agent, the Collateral Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent, the Collateral Agent or any Lender may designate; provided, however, so long as no Default or Unmatured Default has occurred or is continuing, no such inspections, examinations, or discussions shall occur during the two week period preceding, or on the day of, the running of the (i) Kentucky Derby or (ii) Breeder’s Cup, if the Breeder’s Cup is to be held at Churchill Downs.

6.10    Indebtedness. The Borrower and the other Loan Parties will not, nor will they permit any Subsidiary (other than Excluded Subsidiaries) to, create, incur or suffer to exist any Indebtedness, except:
(i)The Loans and the Reimbursement Obligations.

(ii)Indebtedness existing on the Closing Date and described in Schedule 2.

(iii)	Indebtedness arising under Rate Management Transactions related to the Loans to the extent permitted under Section 6.22.

(iv)	Indebtedness secured by any purchase money security interests not exceeding $5,000,000;

(v)	Capitalized Lease Obligations in an amount not exceeding $30,000,000;

(vi)
Indebtedness to sellers in connection with Permitted Acquisitions in an aggregate amount not to exceed $10,000,000; provided that such Indebtedness is subordinated to the Indebtedness hereunder pursuant to subordination provisions acceptable to the Agent in its reasonable discretion;

(vii)	Indebtedness secured by any Lien permitted pursuant to Section 6.16;

(viii)	Unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 in connection with credit cards issued to the Borrower and the Loan Parties.

(ix)	Indebtedness under Permitted Pro Rata Secured Financings;

(x)	Indebtedness of not greater than $153,000,000 under the Master Plan Bond Transaction.

(xi)
Additional unsecured Indebtedness (including unsecured subordinated indebtedness) of the Borrower, to the extent not otherwise permitted under this Section 6.10, and any Indebtedness constituting refinancings, renewals or replacements of any such Indebtedness; provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Unmatured Default or Default shall exist or would result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the latest Facility Termination Date in effect at such time (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Guarantors and (iv) the covenants applicable to such Indebtedness are not more onerous or more restrictive (taken as a whole) than the applicable covenants set forth in this Agreement.

(xii)	Additional unsecured Indebtedness in an aggregate amount not to exceed $435,000,000 at any time.

6.11    Merger. Without the consent of the Required Lenders, the Borrower will not, nor will it permit any Subsidiary (other than the Excluded Subsidiaries) to, merge or consolidate with or into any other Person, except that a Loan Party may merge into the Borrower or a Wholly‑Owned Subsidiary that is or becomes a Loan Party; provided that at least ten (10) Business Days before the date of such consolidation or merger (or such shorter period as is acceptable to the Collateral Agent in its discretion), the applicable parties shall have delivered to the Agent all of the new Mortgages, amendments to Mortgages, the Mortgage Instruments, financing statements, amendments thereto and other amendments to the Loan Documents and the schedules thereto required to reflect such consolidation or merger and to perfect or confirm the Liens of the Collateral Agent for the benefit of the Lenders in the assets of the Loan Parties which are parties thereto.

6.12    Sale of Assets
.

(i)	The Borrower will not, nor will it permit any Subsidiary (other than the Excluded Subsidiaries) to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a.)	Sales of inventory in the ordinary course of business.

(b.)
Leases, sales or other dispositions of its Property (including ownership interests in Guarantors described in Subsection 6.12(iii)(b)) that, together with all other Property of the Loan Parties previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section, in the aggregate, (1) during the twelve‑month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Twelve Month Substantial Portion of the Property of the Loan Parties, or (2) from and after the Closing Date does not constitute a Term Substantial Portion of the Property of the Loan Parties, in each case (subject to subsection (ii) below); provided that prior to and upon completion of such lease, sale or other disposition no Default or Unmatured Default would exist, including after giving effect to such sale, transfer or other disposition.

(c.)	Intentionally Omitted.

(ii)	Any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party.

(iii)	(a) Intentionally Omitted.

(b)
Upon consummation of the sale or other disposition of Property that (1) consists of (A) all of the interests of all Loan Parties in a Guarantor, including, without limitation, all of the capital stock, LLC or partnership (as applicable) and other equity interests in that Guarantor, or (B) all of the Property of a Guarantor, and (2) is permitted under and consummated in accordance with Subsections 6.12(i)(b) and (ii) above, the Agent is hereby authorized by the Lenders to instruct the Collateral Agent to cause that particular Guarantor to be released from its obligations under the Guaranty without the need for any further authorization from the Lenders, provided that no Default or Unmatured Default shall exist and be continuing or result from that sale or other disposition of that Property and/or the release of that Guarantor from its obligations under the Guaranty.

Notwithstanding the foregoing provisions of this Section 6.12, nothing contained in this Section 6.12 or this Agreement shall prevent the Borrower nor any other Loan Party or any Subsidiary from conducting its revenue producing activities in the ordinary course of its respective business, including, but not limited to, the (a) leasing or licensing of parking facilities, banquet facilities, boxes, suites or other facilities to the patrons of the Borrower, each Loan Party and each Subsidiary (collectively, the “Patrons”), (b) staging entertainment events (i.e., concerts, etc.) for Patrons, (c) granting of PSLs to Patrons, (d) granting of licenses to Patrons to use other similar facilities, (e) the license or use for a fee of simulcast signals, trademarks, copyrights, and other similar assets, (f) prepaying and/or forgiving any amounts owed under or canceling the bond or the lease issued or entered into in connection with the Master Plan Bond Transaction and (g) such other revenue producing activities as determined by the management of the Borrower and permitted under this Agreement.

6.13    Investments and Acquisitions. The Borrower will not, nor will it permit any other Loan Party to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	(a) Cash Equivalent Investments and (b) Permitted Investments.

(ii)
Any Investment (a) in existence on the Amendment No. 2 Effective Date (including without limitation existing Investments in Subsidiaries) and described in Schedule 1, (b) in any Subsidiary that is a Loan Party if such Investment is not an Acquisition, and (c) so long as no Default or Unmatured Default has occurred and is continuing, in an Excluded Entity that is not an Acquisition if, but only if, the aggregate amount of all Investments in all Excluded Entities under this clause (ii)(c) after the Amendment No. 2 Effective Date, when aggregated with all of the Acquisitions and/or Investments under clause (iii)(g) of this Section 6.13 made after the Amendment No. 2 Effective Date (including such proposed Investment), shall not exceed 25% of Consolidated Net Worth at the time of the proposed Investment in such Excluded Entity.

(iii)
The Borrower or any Loan Party may effect an Acquisition through a merger, consolidation or by purchase, lease or otherwise of the capital stock or ownership interest of another Person, or of Property of another Person (each a “Permitted Acquisition”), to the extent, but only to the extent, such Loan Party shall have complied with all of the applicable following provisions:

(a)
(1) No Default or Unmatured Default shall exist prior to and/or after giving effect (including pro forma effect) to such Permitted Acquisition, (2) the aggregate consideration paid in respect of such Permitted Acquisition, when taken together with the aggregate consideration paid in respect of all other Permitted Acquisitions, does not exceed $25,000,000 during any fiscal year of the Borrower; provided that such dollar limitation shall not apply so long as at the time of the consummation of such Permitted Acquisition and immediately after giving effect (including giving effect on a pro forma basis) thereto, (A) the Senior Secured Leverage Ratio does not exceed the maximum Senior Secured Leverage Ratio permitted under Section 6.24.3 and (B) the Total Leverage Ratio does not exceed a ratio equal to (x) the numerator of the maximum Total Leverage Ratio permitted under Section 6.24.2 at such time minus 0.25 to (y) 1.00 (provided that, notwithstanding the foregoing clause (iii)(a)(2), any consideration paid in respect of a Permitted Acquisition of an Excluded Entity is at all times also subject to the terms and conditions of clause (iii)(g) below) and (3) if the aggregate consideration paid in respect of any Permitted Acquisition exceeds $100,000,000, the Borrower shall have delivered to the Agent a certificate of the chief financial officer of the Borrower demonstrating compliance with the foregoing clause (iii)(a)(2), together with all relevant financial information, statements and projections requested by the Agent.

(b)	The board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition.

(c)	In the case of a Permitted Acquisition by the Borrower, the Borrower shall be the surviving entity in any merger or consolidation.

(d)
At least five (5) Business Days before the date of the proposed Acquisition, the Borrower shall have delivered to the Agent a notice of acquisition substantially in the form of Exhibit F attached hereto (a “Notice of Acquisition”) describing in detail the proposed Acquisition.

(e)
(1) Such Person is either (A) an existing Guarantor or (B) has executed a Guarantor Joinder to join this Agreement as a Guarantor pursuant to Section 9.14, or shall have done so on the date of such Permitted Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion with respect thereto), or, (2) in the alternative, upon request provided in the Notice of Acquisition of the Loan Party acquiring such Person, on or before the date of closing of such Permitted Acquisition, the Required Lenders shall have consented, in their discretion, in writing, to permit such acquired Person to be an Excluded Entity.

(f)	If the Person to be acquired is not an Excluded Entity, then clauses (1) and (2) of this subsection apply:

(1)
The Loan Party which acquires such ownership interest in such Person shall pledge such ownership interests to the Collateral Agent pursuant to the Pledge and Security Agreement and Section 9.14 on the date of the closing of such Permitted Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion with respect thereto), except as provided in clauses (iii)(f)(2) or (iii)(h) below; and such Person shall, on the date of the closing of such Permitted Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion with respect thereto) execute and deliver a Guarantor Joinder and otherwise comply with the requirements of Section 9.14; and

(2)
If the organizational documents of such Person or applicable laws relating to horse racing or gaming prohibit the pledge of the ownership interests of such Person or the grant of Liens in one or more assets of such Person (such stock and assets, collectively, the “Restricted Assets”), such Person and its owners shall not be obliged to grant Liens in the Restricted Assets, provided that the Loan Parties shall use their best efforts with respect to the matters within their respective control to obtain, within ninety (90) days after the date of such Permitted Acquisition (A) the consent of the other party to such organizational documents to the pledge or grant of first and prior Liens in the Restricted Assets, (B) the consent of the applicable regulatory authority to the pledge or grant of first and prior Liens in the Restricted Assets of such Person to the Collateral Agent, or (C) the acknowledgement by such regulatory authority that such a pledge or grant of security interests does not require such consent; and the applicable Loan Parties shall within ten (10) days after receiving any such acknowledgement or consent take all steps necessary or appropriate to pledge and grant first and prior Liens, other than Permitted Liens, in favor of the Collateral Agent in, as applicable, the Restricted Assets pursuant to the Pledge and Security Agreement and any other applicable Collateral Documents, other Loan Documents, and/or other documents in the form of the Collateral Documents except for the name of the applicable Loan Party and the description of the Property. For the avoidance of doubt, MVGR shall not be required to pledge any Restricted Assets of MVGR.

(g)
If the acquired Person is an Excluded Entity, the aggregate consideration paid for the Acquisition of and Investment in all Persons pursuant to this clause (iii)(g), when aggregated with all other consideration paid for the Acquisition of and Investments in any Person under this clause (iii)(g) and when aggregated with all Investments under clause (ii)(c) of this Section, shall not exceed 25% of Consolidated Net Worth at the time of the Proposed Acquisition of such Person.

(h)
If the Permitted Acquisition is through purchase, lease or other acquisition of Property of a Person by a Loan Party, then that Loan Party shall pledge such Property pursuant to the Pledge and Security Agreement and/or Mortgage(s), as appropriate, and Section 6.29, unless (x) the Agent shall have determined, in the exercise of its reasonable discretion, that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby, or (y) such Loan Party is engaged in a Current Field of Enterprise and applicable laws relating to horse racing or gaming cause the Property, or some part of it, being acquired to be Restricted Assets, in which case such Loan Party shall not be obliged to grant Liens in the Restricted Assets, provided that the Loan Parties shall use their best efforts with respect to the matters within their respective control to obtain, within ninety (90) days after the date of such Permitted Acquisition (A) the consent of the applicable regulatory authority to the pledge or grant of first and prior Liens, other than Permitted Liens, in the Restricted Assets of such Loan Party to the Collateral Agent, or (B) the acknowledgement by such regulatory authority that such a pledge or grant of security interests does not require such consent, and that Loan Party shall within ten (10) days after receiving any such acknowledgement or consent take all steps necessary or appropriate to pledge and grant first and prior Liens, other than Permitted Liens, in favor of the Collateral Agent in, as applicable, the Restricted Assets pursuant to the Pledge and Security Agreement and any other applicable Collateral Documents, other Loan Documents, and/or documents consistent with the Collateral Documents.

6.14    Subsidiaries. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, own or create, directly or indirectly, any Subsidiaries other than (a) any Subsidiary on the Closing Date, and (b) any Subsidiary formed after the Closing Date which complies with the requirements of this Section 6.14, or acquired after the Closing Date pursuant to a Permitted Acquisition. Unless the Subsidiary so acquired is an Excluded Entity with respect to which the Loan Parties have complied with Section 6.13, such newly formed or acquired Subsidiary and the applicable Loan Party, as applicable, shall grant and cause to be perfected first priority (other than Permitted Liens) Liens in favor of the Collateral Agent in the assets held by, and stock of or other ownership interest in, such Subsidiary, subject to any applicable exceptions in Section 6.13. Except as otherwise permitted under Section 6.13 of this Agreement, each of the Loan Parties shall not become or agree to become (1) a general or limited partner in any general or limited partnership, except that Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interest in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

6.15    Certain Transactions. The Borrower and the other Loan Parties collectively, in the aggregate, may not incur Off Balance Sheet Liabilities under Section 6.23(ii), which, at any one time, aggregate for the Borrower and all of the other Loan Parties, collectively, in an amount more than $50,000,000.

6.16    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except (collectively, “Permitted Liens”):

(i)
Liens for taxes, assessments or governmental charges or levies on such Loan Party’s Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on such Loan Party’s books.

(ii)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on such Loan Party’s books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)
Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens existing on the Closing Date and described in Schedule 2 and any Lien filed or which arises, at any time solely against Property of any Excluded Subsidiary.

(vi)	Liens in favor of the Collateral Agent granted pursuant to any Collateral Document.

(vii)
Liens, security interests and mortgages for the benefit of any individual Lender which provides a Rate Management Transaction permitted under Section 6.22 (each a “Permitted Secured Lender Rate Management Transaction”) between one or more of the Loan Parties and such

Lender, provided that any such Liens shall be pari passu with the Liens securing the other Secured Obligations hereunder. The parties to a “Permitted Secured Rate Management Transaction” shall state in the documentation governing such agreement that such agreement is intended to be a “Permitted Secured Rate Management Transaction” hereunder, and upon doing so such agreement shall be treated as a “Permitted Secured Rate Management Transaction” for all purposes hereunder and under each of the other Loan Documents and such agreement shall be entitled to share in the Collateral as more fully provided for herein and therein.

(viii)	Liens created in connection with assets leased under Capitalized Leases described in and permitted under Section 6.10(v).

(ix)	Purchase money security interests described in and permitted under Section 6.10(iv).

(x)
So long as, (A)  the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted and so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered, such judgment is discharged within thirty (30) days of entry, and in either case they do not in the aggregate, materially impair the ability of the Borrower to perform its Obligations hereunder and under the other Loan Documents, then the following:

(a)
Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by Agreement Accounting Principles and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien provided that, notwithstanding any such reserves, the Loan Parties shall pay any Liens related to recording or related taxes (including documentary stamp taxes or intangible taxes), immediately upon the existence of any Default or immediately upon the request of the Agent if the Collateral Agent has recorded or is recording a Mortgage with respect to such realty;

(b)
Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(c)	Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(d)	Claims or Liens resulting from judgments or orders which, in the aggregate, do not exceed $5,000,000.

(xi)	Liens permitted under the title policies delivered to the Collateral Agent.

(xii)	Liens on assets (other than Collateral) securing Indebtedness and other obligations in an aggregate outstanding amount not in excess of $25,000,000.

Notwithstanding the foregoing, no Real Property shall be permitted to be subject to any Liens pursuant to the foregoing clauses (iii), (vii), (viii), (ix), or (xii).

6.17    Intentionally Omitted.

6.18    Intentionally Omitted.

6.19    Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms‑length transaction.

6.20    No Prepayment of Material Subordinated Indebtedness. The Loan Parties shall not, nor will any of them permit any Subsidiary to, prepay, anticipate, defease, purchase, redeem or acquire any Material Indebtedness (other than Obligations hereunder) that is expressly subordinated to the Obligations hereunder, either in whole or in part, directly or indirectly, prior to the scheduled maturity thereof, except for payment of regularly scheduled installments of principal and/or interest thereon as and when those installments come due in the regular course, and not by acceleration thereof, provided that nothing in this Section 6.20 shall prohibit an Excluded Subsidiary to prepay any Indebtedness with respect to which it, but not any Loan Party, is obligated.

6.21    Recordation of Calder Mortgage. The Agent may, and at the direction of the Required Lenders shall, direct the Collateral Agent to record the Calder Mortgage; and appropriate UCC fixture filings. The other financing statements for filing in Florida (the “Calder Financing Statements”) have been filed concurrently with the 2003 Closing Date. The Loan Parties shall take all such steps as the Agent, the Collateral Agent or the Required Lenders request and shall otherwise cooperate in connection with the recordation of the Calder Mortgage, and related documents pursuant to the preceding sentence, including (i) obtaining title insurance for the benefit of the Collateral Agent and the Lenders in an amount not less than the appraised value of the property covered by such Calder Mortgage (which the Loan Parties shall be required to pay for) and providing all other Mortgage Instruments and (ii) if a Default exists at the time of such recordation or if a Default should occur following such recordation, the Loan Parties shall pay (or reimburse the Agent for) all documentary stamp taxes, intangible asset taxes or other fees and expenses associated with such recordation. The Calder Mortgage shall be treated as a “Recorded Mortgage” for purposes of this Agreement including the warranty in Section 5.14 relating to the Recorded Mortgages.

6.22    Financial Contracts. The Borrower has entered into the transactions of the type described in the definition of “Rate Management Transactions” described on Schedule 6.22, and may enter into one or more transactions of the type described in the definition of “Rate Management Transactions” with one or more of the Lenders after the Closing Date, but the Borrower shall not, nor will it permit any Subsidiary to enter into or remain liable under any Financial Contract that is speculative in nature.

6.22    Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (a) Rate Management Obligations permitted to be incurred under the terms of Section 6.22 and (b) as provided in Section 6.15.

6.23    Financial Covenants
.
6.24.1    Interest Coverage Ratio. The Borrower will maintain the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated Adjusted EBITDA, to (ii) Consolidated Interest Expense, all calculated for the Loan Parties on a consolidated basis and in accordance with Agreement Accounting Principles, to be greater than or equal to 3.00 to 1.00.

6.24.2    Total Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated Adjusted EBITDA (the “Total Leverage Ratio”) for the then most-recently ended four fiscal quarters to be greater than 4.50 to 1.00; provided that, upon the Agent’s receipt of a written request from the Borrower, so long as the Borrower certifies and demonstrates to the Agent’s reasonable satisfaction that the Consolidated Adjusted EBITDA as of the end of the then most recently ended fiscal quarter of the Borrower for the period of four consecutive fiscal quarters then ended equals or exceeds $200,000,000, the maximum Total Leverage Ratio permitted under this Section 6.24.2 will be increased to 5.00 to 1.00 for a period beginning with the fiscal quarter of the Borrower in which such notice was received by the Agent and for each fiscal quarter of the Borrower thereafter until and ending on the first Trigger Date occurring after such notice was received by the Agent (any such period an “Effective Period”). For the avoidance of doubt, if the conditions set forth in this Section 6.24.2 are satisfied, more than one Effective Period may occur during the term of this Agreement.

6.24.3    Senior Secured Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Senior Secured Funded Indebtedness to (ii) Consolidated Adjusted EBITDA (the “Senior Secured Leverage Ratio”) for the then most-recently ended four fiscal quarters to be greater than 3.50 to 1.00.

6.24.4    Minimum Adjusted EBITDA. For each of the fiscal quarters of the Borrower ending during an Effective Period, the Consolidated Adjusted EBITDA as of the end of such fiscal quarter for the period of four consecutive fiscal quarters then ending shall not be less than $150,000,000.

6.25    Loan Parties shall enter into Collateral Documents. The Borrower and each of the other Loan Parties shall grant to the Collateral Agent, for the benefit of the Lenders, a first priority perfected security interest in all of the Property of the Borrower and each of the Loan Parties, provided that (x) recordation of the Calder Mortgage and UCC fixture filings for filing in Florida may be delayed pursuant to and in accordance with Section 6.21 and (y) no Property shall be required to be secured to the extent that the Agent, in the exercise of its reasonable discretion, shall have determined that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. To that end, each of the Loan Parties shall duly authorize, execute and promptly deliver the Guaranty to the Agent and deliver to the Collateral Agent the Mortgages, the Mortgage Instruments, the Pledge and Security Agreement, the Assignments of Patents, Trademarks and Copyrights, the Intercompany Subordination Agreement and any and all other Collateral Documents, including without limitation all documents or instruments necessary or appropriate to create and/or perfect or otherwise protect the Liens in the Collateral in favor of the Collateral Agent for the benefit of the Lenders.

6.26    Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries (except for the Excluded Subsidiaries) to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Effect.

6.27    Plans and Benefit Arrangements. The Borrower shall, and shall cause each other member of the Controlled Group to, comply with ERISA, the Code and other applicable Laws applicable to Plans, or Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall make, and cause each member of the Controlled Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

6.28    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including all Environmental Laws and Money Service Business Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 6.28 if any failure to comply with any of the foregoing would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect.

6.29    Further Assurances. Each Loan Party shall, from time to time, at its expense, (i) take such steps as may be necessary and/or appropriate to faithfully preserve and protect the Lien in favor of the Collateral Agent, for the benefit of the Lenders, on and security interest in the Collateral more fully described in the Collateral Documents as a continuing first priority perfected Lien, subject only to Permitted Liens, (ii) shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral (including without limitation the execution and/or delivery of such amendments and supplements to the Collateral Documents and related instruments and documents to the extent, and within such time periods, as are reasonably requested by the Collateral Agent), and (iii) unless the Agent, in the exercise of its reasonable discretion, shall have determined that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby, as Property is acquired and as required by the other provisions of this Agreement, enter into additional documents from time to time in the form of the Collateral Documents (except as to the applicable Loan Party and the Property subject thereto) and take such other steps to grant and perfect first priority Liens on those assets to the Collateral Agent, for the benefit of the Lenders.

6.30    Subordination of Intercompany Loans. Each Loan Party shall cause any intercompany Indebtedness, and loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

6.31    Plans and Benefit Arrangements. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i)
engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(ii)
fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(iii)
withdraw (completely or partially) from any Multiemployer Plan where any such withdrawal is likely to result in a material liability under Section 4063 of ERISA of the Borrower or any member of the Controlled Group that would constitute a Material Adverse Effect;

(iv)
terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the Controlled Group that would constitute a Material Adverse Effect;

(v)	make any amendment to any Plan with respect to which security is required under Section 307 of ERISA;

(vi)	fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Code, where such failure is likely to result in a Material Adverse Effect; or

(vii)	create or enter into any Plan subject to the minimum funding requirements of ERISA, without the prior written consent of the Agent.

6.32    Issuance of Stock. Except as may be permitted in Section 6.13, each of the Loan Parties other than the Borrower shall not issue any additional shares of such Loan Party’s capital stock or any options, warrants or other rights in respect thereof to any Person not a Loan Party, provided that the Borrower shall deliver stock powers and the original certificates evidencing such new shares in such Loan Party and shall take any other steps necessary to grant security interests in such shares in favor of the Collateral Agent prior to issuing such shares.

6.33    Changes in Organizational Documents. Except as provided in the next sentence, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, articles or certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Agent and, in the event such change would be materially adverse to the Lenders as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Lenders. The Borrower may amend its articles of incorporation to do any or all of the following: (1) in connection with a public offering of shares of its capital stock to provide for an increase in the number of authorized shares of such stock or (2) in connection with such a public offering to increase the total number of shares issuable as Series 1998 Preferred Stock to reflect the increase in the number of shares of the Borrower’s common stock outstanding, and (3) delete any provisions related to cumulative voting by shareholders in the election or removal of directors.

6.34    Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary (except for the Excluded Subsidiaries) to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) for the Guaranty; (iv) for PSL Buyback/Guarantee(s) not to exceed $20,000,000 at any one time in the aggregate for all such PSL Buyback/Guarantees; (v) guaranties of the obligations of Loan Parties not to exceed $10,000,000 at any one time in the aggregate for all such guaranties; and (vi) other Contingent Obligations permitted by Section 6.10.

6.35    Other Agreements. The Loan Parties will not enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under any instrument or document delivered or to be delivered by them hereunder or in connection herewith.

6.36    Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries (other than the Excluded Subsidiaries) to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) as otherwise may be expressly be permitted in Sections 6.11, 6.12. 6.13 and/or 6.14 and (ii) where such failure to do so shall not have a Material Adverse Effect.

6.37    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) so long as no Default exists immediately prior and after giving effect (including giving pro forma effect) thereto, the Borrower and its Subsidiaries may make Restricted Payments so long as the ratio calculated, in each case calculated after giving pro forma effect to any such Restricted Payment, (i) pursuant to Section 6.24.1 is greater than or equal to the minimum ratio required by Section 6.24.1 at such time, (ii) pursuant to Section 6.24.2 is less than or equal to the maximum ratio permitted by Section 6.24.2 at such time and (iii) pursuant to Section 6.24.3 is less than or equal to the maximum ratio permitted by Section 6.24.3 at such time.

ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made by or on behalf of the Loan Parties to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2    Nonpayment of principal of any Loan when due, or nonpayment of any Reimbursement Obligation in or of any interest upon any Loan or Reimbursement Obligation within one Business Day after the same becomes due, or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3    The breach by the Borrower and/or any Loan Party of any of the terms or provisions of Sections 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.19, 6.20, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31, 6.32, 6.33, 6.34, 6.35, 6.36 and/or 6.37.

7.4    The breach by the Borrower and/or any Loan Party (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement and/or any other Loan Document which is not remedied within five days after written notice from the Agent or any Lender.

7.5    Failure of the Borrower or any of the other Loan Parties to pay when due any Material Indebtedness; or the default by the Borrower or any of the other Loan Parties in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of the other Loan Parties shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6    The Borrower or any of the other Loan Parties shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Term Substantial Portion or Twelve Month Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Borrower or any of the other Loan Parties, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of the other Loan Parties or any Term Substantial Portion or Twelve Month Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of the other Loan Parties and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any of the Loan Parties which, when taken together with all other Property of the Loan Parties so condemned, seized, appropriated, or taken custody or control of, during the twelve‑month period ending with the month in which any such action occurs, constitutes a Term Substantial Portion or Twelve Month Substantial Portion.

7.9    The Borrower or any of the other Loan Parties shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $30,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10    Nonpayment by the Borrower or any Loan Party of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto, and in each case in respect of obligations in an amount of $30,000,000 or more.

7.11    Any Change in Control shall occur.

7.12    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds an amount that could reasonably be expected to result in a Material Adverse Effect or requires payments in an amount that could reasonably be expected to result in a Material Adverse Effect.

7.13    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount that could reasonably be expected to result in a Material Adverse Effect.

7.14    The Borrower or any of the other Loan Parties shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of the other Loan Parties or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.15    The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.17    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

7.18    The Borrower or any Loan Party shall fail to pay when due any Operating Lease Obligation, obligation with respect to a Letter of Credit, obligation under a Sale and Leaseback Transaction or Contingent Obligation which in any of those cases involves a Material Indebtedness.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration; Facility LC Collateral Account.

(i)
If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of each LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Collateral Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Collateral Agent an amount in immediately available funds, which funds shall be held in the Facility

LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of each LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Collateral Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii)
If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Collateral Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)
The Collateral Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Revolving Lenders or the LC Issuers.

(iv)
At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Revolving Commitments have been terminated, any funds remaining in the Facility LC Collateral Account shall be distributed to Borrower or paid to whomever may be legally entitled thereto at such time.

(v)
If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(vi)
The Collateral Agent shall have the right to exercise the remedies and other rights with respect to the Collateral provided in and subject to the Collateral Documents and the Uniform Commercial Code or at law or equity.

8.2    Amendments. Except as provided in Section 2.22 with respect to an Incremental Term Loan Amendment, and subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions hereof or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, (a) without the consent of each Lender directly affected thereby, extend the final maturity of any Loan applicable to such Lender to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan of such Lender or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligation related thereto, or increase the amount of the Commitment of such Lender hereunder or the commitment of such Lender (if such Lender is an LC Issuer) to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement, and (b) without the consent of each Lender, (i) reduce the percentage specified in the definition of Required Lenders (it being understood that, solely with the consent of the parties prescribed by Section 2.22 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Closing Date), (ii) amend this Section 8.2, (iii) release all or substantially all of the Guarantors except as provided in Section 6.12(iii) or, except as provided in the Collateral Documents, agree to subordinate the Lenders’ Liens with respect to all or substantially all of the Collateral or (iv) release all or substantially all of the Collateral, provided that the Lenders acknowledge that the Agent may alone instruct the Collateral Agent to release any Collateral as and to the extent provided in Section 10.16.
No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer. The Agent may waive payment of the fee required under Section 12.3.3).

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders. Nothing contained in this paragraph shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or to provide or participate in any additional credit facilities or extensions of credit hereunder, at any time.

Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

8.3    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers, the Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuers, the Lenders and the Collateral Agent until the Secured Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Collateral Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13, all of which survives and remains in full force and effect during the term of this Agreement.

9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6    Expenses; Indemnification.

(i)
The Borrower shall reimburse the Agent (the term “Agent” in this Section 9.6 also being used to refer to the Agent in its capacity as Collateral Agent) and the Arrangers for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the LC Issuers and the Lenders, which attorneys may be employees of the Agent, the Arrangers, or the Lenders) paid or incurred by the Agent, any Arranger, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal, if any, of any parcel of real property or interest in real property described in any relevant Collateral Documents which appraisal, if any, shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time the Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) and/or the Collateral Agent may prepare and distribute Reports to the Agent (but the Collateral Agent shall have no obligation or duty to prepare or distribute such Reports, nor shall the Agent have any obligation or duty to distribute such Reports to the Lenders as it may receive from the Collateral Agent) pertaining to the Borrower’s Property for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement.

(ii)
The Borrower hereby further agrees to indemnify the Agent, the Arrangers, each LC Issuer and each Lender, their respective Affiliates, and each of their Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, any

LC Issuer any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.

(iii)
The Agent, the Arrangers, each LC Issuer and each Lender, their respective Affiliates, and each of their Related Parties shall not be liable for, and the Loan Parties agree that they shall immediately pay to the Agent, the Arrangers, each LC Issuer and each Lender, their respective Affiliates, and each of their Related Parties when incurred and shall indemnify, defend and hold the Agent, the Arrangers, each LC Issuer and each Lender, their respective Affiliates, and each of their Related Parties harmless from and against, all loss, cost, liability, damage and expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that the Agent, the Arrangers, each LC Issuer and each Lender, their respective Affiliates, or each of their Related Parties may suffer or incur as mortgagees as a result of, or in connection in any way with any applicable Environmental Laws (including the assertion that any lien existing pursuant to the Environmental Laws takes priority over the lien or security interests of the Collateral Agent or Lenders), or any environmental assessment or study from time to time reasonably undertaken or requested by the Agent or any Lenders or breach of any covenant or undertaking by the Loan Parties. The obligations of the Loan Parties under this Section 9.6 shall survive the termination of this Agreement.

9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall, to the extent requested by the Agent, be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and the other Loan Parties. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by such Person as an Operating Lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an Operating Lease and not as Capitalized Lease Obligations.

9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arrangers, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arrangers, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Collateral Agent, the Arrangers, any LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise and whether brought by a third party or by the Borrower or any of its Subsidiaries) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Collateral Agent, the Arrangers, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11    Confidentiality. Each of the Agent, the LC Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any LC Issuer or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, any LC Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.12    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13    Disclosure. The Borrower and each Lender hereby acknowledge and agree that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14    Joinder of Guarantors. If a Subsidiary is required to join this Agreement as a Guarantor pursuant to Section 6.14 (regarding Subsidiaries) and/or 6.13 (regarding Permitted Acquisitions), including without limitation the acquisition of Big Fish Games, Inc. and its Subsidiaries, then (a) such Subsidiary shall execute and deliver to the Agent (1) a Guarantor Joinder in substantially the form attached hereto as Exhibit N (a “Guarantor Joinder”) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (2) documents in the forms described in Section 4.1 modified as appropriate to relate to such Subsidiary, including opinions of counsel with respect to each Subsidiary; (3) documents necessary to grant and perfect first and prior Liens (other than Permitted Liens) in favor of the Collateral Agent in all property and assets held by such Subsidiary and in the ownership interests in such Subsidiary, and (b) to the extent required under this Agreement, the Loan Party which holds the ownership interest in such Subsidiary shall take such steps as are necessary to pledge such interests pursuant to the Pledge and

Security Agreement and grant to the Collateral Agent first and prior Liens (other than Permitted Liens) therein, except to the extent such grant of security interests is excused or delayed under Section 6.13 of this Agreement. In the case of any Subsidiary formed after the Closing Date, the Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five (5) Business Days after the date of the filing of such Subsidiary’s Articles of Incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership, or the date of its organization if it is an entity other than a limited partnership or corporation, or the closing date of the acquisition agreement in the case of a Permitted Acquisition. Notwithstanding anything in this Agreement to the contrary, no Subsidiary that is a Foreign Subsidiary (or a Domestic Subsidiary owned by a Foreign Subsidiary) shall be required to become a Guarantor hereunder or to otherwise comply with the requirements of this Section 9.14 to the extent such Subsidiary acting as a Guarantor would create adverse tax consequences for the Borrower, provided, that unless the Collateral Agent determines that such pledge would not, in light of the cost and expense associated therewith, provide material credit support for the benefit of the Lenders pursuant to legally valid, binding and enforceable pledge agreements, each First Tier Foreign Subsidiary shall be required (by such time as is requested by the Collateral Agent) to have 65% of its ownership interests pledged by the Loan Party which holds the ownership interest in such First Tier Foreign Subsidiary.

9.15    Business Days. Except as provided in the definition of “Interest Period” in Article I above, if any provision of this Agreement or any of the other Loan Documents requires that the Borrower perform any act (other than to make a payment) on a day that is not a Business Day, then the action shall be deemed to be due on the first day thereafter that is a Business Day; and in the case of a payment, shall be due on the last Business Day prior to the date that is not a Business Day but upon which the payment is due.

9.16    No Course of Dealing. No course of dealing between the Borrower and the Lenders, the Agent or the Collateral Agent shall operate as a waiver of any of the rights of the Lenders, the Agent and the Collateral Agent under any of the Loan Documents.

9.17    Waivers by the Borrower. The Borrower hereby waives, to the extent permitted by applicable law, (a) all presentments, demands for performances, notices of nonperformance (except to the extent specifically required by this Agreement or any other of the Loan Documents), protests, notices of protest and notices of dishonor in connec-tion with this Agreement or any Notes, (b) any requirement of diligence or promptness on the part of any Lender in enforcement of rights under the provisions of any of the Loan Documents, and (c) any requirement of marshaling assets or proceed-ing against Persons or assets in any particular order.

9.18    Incorporation by Reference. All schedules, annexes or other attachments to this Agreement are incorporated into this Agreement as if set out in full at the first place in this Agreement that reference is made thereto.

9.19    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent, the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.20    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.21    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby

9.22    USA Patriot Act Notification.The following notification is provided to the Borrower pursuant to Section 326 of the Patriot Act:IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1    Appointment; Nature of Relationship. JPMorgan is hereby re-appointed by each of the Lenders as its contractual representative and as Collateral Agent (herein referred to collectively in this Article X as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents, and each of the Lenders and the LC Issuers authorizes the Agent and Collateral Agent to enter into an intercreditor agreement, on behalf of such Lender and such LC Issuer (each Lender and each LC Issuer hereby agreeing to be bound by the terms of such intercreditor agreement, as if it were a party thereto) and to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent and the Collateral Agent by the terms hereof and the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Loan Party that is communicated to or obtained by the bank servicing as Agent or any of its Affiliates in any capacity.
10.2    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4    No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor of any of the Obligations or of any of the Borrower’s or any such Guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent, or as Collateral Agent, or in its individual capacity).

10.5    Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8    Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(iv) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10    Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitments and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to be remain a Lender.

10.11    Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

10.12    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13    Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by such parties pursuant to letter agreement agreed to by such parties from time to time.

10.14    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15    Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to cause the Collateral Agent, to execute and deliver to the Borrower on their behalf the Security Agreement(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Agreement(s).

10.16    Collateral Releases. The Lenders acknowledge that the Collateral Agent is authorized to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms of this Agreement (including, for example, lease, sale or other disposition of Property permitted in Section 6.12) or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing, without further authorization or consent from the Lenders; and without limiting any other consents or authorizations provided by the Lenders, the Lenders hereby consent to the Collateral Agent having and exercising that authority.

10.17    Co-Agents, Documentation Agents, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, but not including funds held by a Loan Party which are held by that Loan Party only as custodian or trustee (and in which that Loan Party does not have a beneficial interest) such as, (by way of example and not limitation), Horseman’s Accounts, and which are clearly labeled to indicate that such funds are so held by the Loan Party) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, each other Loan Party, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2    Participations.

12.2.1    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, the Agent and the Collateral Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Notes, Commitments, Outstanding Credit Exposure, or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Notes, Commitments, Outstanding Credit Exposure or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Notes, Commitments, Outstanding Credit Exposure or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3    Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of and bound by the provisions of Section 2.21 and Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3    Assignments.

12.3.1    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents; provided that no Purchaser shall be an Ineligible Institution. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan). The amount of the assignment shall be based on the applicable Commitment or outstanding Loans (if the applicable Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof), provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required for each assignment; provided that no consent of the Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3    Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent (payable by a party other than a Loan Party) for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitments and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1    Notices. (a) Except as otherwise permitted by Section 2.10 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: in the case of the Borrower, any other Loan Party, the Lenders, the LC Issuers, the Swing Line Lender or the Agent, at its address or facsimile number set forth below:
(i) if to the Borrower, to it at 600 N. Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222, Attention of General Counsel (Telecopy No. (502) 394-1160; Telephone No. (502) 636-4429);

(ii) if to any Loan Party (other than the Borrower), to it, c/o the Borrower, at 600 N. Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222, Attention of General Counsel (Telecopy No. (502) 394-1160; Telephone No. (502) 636-4429);

(iii) if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Awri McKee (Telecopy No. (888) 303-9732),with a copy to JPMorgan Chase Bank, N.A., 416, West Jefferson Street, Louisville, Kentucky 40202 Attention of H. Joseph Brenner (Telecopy No. (502) 566-3614);

(iv) if to JPMorgan as an LC Issuer, to it at JPMorgan Chase Bank, N.A., Loan Operations, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Cristie Pisowicz (Telecopy No. (877) 242-0410);

(v) if to PNC Bank as an LC Issuer, to it at PNC Bank, National Association, 500 West Jefferson Street, Louisville, Kentucky 40202, Attention of Charles Noon (Telecopy No. (502) 581-3355);

(vi) if to the Swing Line Lender, to it at PNC Bank, National Association, 500 West Jefferson Street, Louisville, Kentucky 40202, Attention of Charles Noon (Telecopy No. (502) 581-3355); and

(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received. Notices delivered through Electronic Systems, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c)    Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)    Electronic Systems:

(i)    The Borrower agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Affiliates and the respective directors, officers, employees, agents, advisors and representatives of the Agent and the Agent’s Affiliates (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any LC Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

13.2    Change of Address. The Borrower, any other Loan Party, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS

This Agreement shall become effective on the Restatement Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE COMMONWEALTH OF KENTUCKY, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR COMMONWEALTH OF KENTUCKY COURT SITTING IN LOUISVILLE, KENTUCKY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOUISVILLE, KENTUCKY.

15.3    WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[THE BALANCE OF THIS PAGE IS BLANK.]

COMMITMENT SCHEDULE

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT

JPMORGAN CHASE BANK, N.A.	$94,000,000	$75,000,000

PNC BANK, NATIONAL ASSOCIATION	$94,000,000	$37,600,000

U.S. BANK NATIONAL ASSOCIATION	$87,000,000	$49,800,000

FIFTH THIRD BANK	$75,000,000	$0

WELLS FARGO BANK, NATIONAL ASSOCIATION	$75,000,000	$37,600,000

BRANCH BANKING AND TRUST COMPANY	$75,000,000	$0

TOTALS	$500,000,000	$200,000,000

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurodollar Rate	1.125%	1.25%	1.50%	2.00%	2.50%	3.00%
Floating Rate	0.125%	0.25%	0.50%	1.00%	1.50%	2.00%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Commitment Fee	0.175%	0.20%	0.25%	0.30%	0.35%	0.45%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Total Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Leverage Ratio is greater than or equal to 1.00 to 1.00 and less than 1.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Total Leverage Ratio is greater than or equal to 1.75 to 1.00 and less than 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Total Leverage Ratio is greater than or equal to 2.50 to 1.00 and less than 3.25 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Total Leverage Ratio is greater than or equal to 3.25 to 1.00 and less than 4.00 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status and Level VI Status.

If at any time the Borrower fails to deliver the Financials to the Agent on or before the date such statements or certificates are due, Level VI Status shall be deemed applicable for the period commencing five (5) business days after such required date of delivery and ending on the date which is five (5) business days after such statements or certificates are actually delivered, after which the Status shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Status then in effect shall be effective five (5) business days after the Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Status shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Level IV Status shall be deemed to be applicable as of the Restatement Effective Date until the Agent’s receipt of the applicable financial statements for the Borrower’s fiscal year ending on or about December 31, 2014 (unless such financial statements demonstrate that Level V Status or Level VI Status should have been applicable during such period, in which case such other Status shall be deemed to be applicable during such period) and adjustments to the Status then in effect shall thereafter be effected in accordance with the preceding paragraphs.